UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

OSI RESTAURANT PARTNERS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SUPPLEMENT TO PROXY STATEMENT
Amendment to Agreement and Plan of Merger — Your Vote is Very Important

May 23, 2007

Dear Stockholder:

On or about April 2, 2007, we mailed to you a definitive proxy statement dated March 30, 2007 relating to a special meeting of stockholders of OSI Restaurant Partners, Inc. (“OSI,” “we” or the “Company”) originally scheduled for May 8, 2007 to consider a proposal to adopt the Agreement and Plan of Merger, dated as of November 5, 2006 by and among the Company, Kangaroo Holdings, Inc. (“Parent”) and Kangaroo Acquisition, Inc., a wholly owned subsidiary of Parent.

As you may know, on May 21, 2007, the parties to the merger agreement amended the merger agreement to increase the consideration payable to OSI stockholders to $41.15 per share in cash, without interest, from $40.00 per share. As further discussed in the enclosed proxy supplement, the May 21 amendment also, among other things, amends the vote required to adopt the merger agreement and prohibits us from paying our regular quarterly cash dividend prior to closing of the transactions contemplated by, or the termination of, the amended merger agreement.

In order to permit the solicitation of additional votes in favor of the adoption of the merger agreement, we have postponed the special meeting several times. The special meeting will now be held on Friday, May 25, 2007, at 11:00 a.m., Eastern Daylight Time, at the A La Carte Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634; however, we expect to convene the special meeting for the sole purpose of adjourning it in order to permit the solicitation of additional votes and to provide stockholders with additional time to consider the changes to the merger effectuated by the May 21 amendment, including the revised merger consideration, and to review the enclosed proxy supplement. We expect to reconvene the special meeting on Tuesday, June 5, 2007, at 11:00 a.m., Eastern Daylight Time, at the A La Carte Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634.

After careful consideration, our board of directors (other than Chris T. Sullivan, our Chairman of the Board, Robert D. Basham, our Vice Chairman of the Board, and A. William Allen III, our Chief Executive Officer, each of whom is expected to exchange shares of our common stock for shares of Parent in connection with the merger and therefore abstained from voting), based in part upon the unanimous recommendation of a special committee comprised of all of our independent directors, determined that the amended merger agreement is advisable and in the best interests of OSI and its stockholders, including its unaffiliated stockholders, and approved and adopted the amended merger agreement. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the amended merger agreement.

Attached to this letter is a supplement to the definitive proxy statement containing additional and updated information about OSI and the amended merger agreement. Please read this document carefully and in its entirety. We also encourage you, if you have not done so already, to review carefully the definitive proxy statement that was previously sent to you.

The record date for the postponed meeting has not changed and will not change when the meeting is adjourned on May 25, 2007 to June 5, 2007. The record date will remain March 28, 2007. This means that only stockholders of record of OSI common stock at the close of business on March 28, 2007 are entitled to vote on the merger proposal at the rescheduled special meeting.

YOUR VOTE IS VERY IMPORTANT, regardless of the number of shares you own. For your convenience, we have enclosed a proxy card with the proxy supplement. If you have already delivered a properly executed proxy card on the merger proposal, you do not need to do anything unless you wish to change your vote. If you have not previously voted or if you wish to revoke or change your vote, please complete, sign, date and return the enclosed proxy in the envelope provided. If you are a registered voter and have already submitted a properly executed proxy, you can also attend the reconvened meeting and vote in person to change your vote.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, and if you have already provided instructions to your bank, brokerage firm or other nominee but wish to change those instructions, you should provide new instructions following the procedures provided by your bank, brokerage firm or other nominee.

If you have any questions, please contact our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free) or (212) 929-5500 (collect) or via email at proxy@mackenziepartners.com. If your bank, brokerage firm or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank or other nominee for additional information.

On behalf of the board of directors, we thank you for your support as a stockholder of OSI.

Sincerely,

Thomas A. James Co-Chairman of the Special Committee	Toby S. Wilt Co-Chairman of the Special Committee	Chris T. Sullivan Chairman of the Board

This supplement is dated May 23, 2007 and is first being mailed to stockholders on or about May 24, 2007.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	S-1
INTRODUCTION	S-3
UPDATE TO SUMMARY TERM SHEET	S-4
UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	S-6
UPDATE TO SPECIAL FACTORS	S-9
Background of the Merger	S-9
Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors	S-12
Position of the OSI Investors Regarding the Fairness of the Merger	S-13
Position of Parent, Merger Sub and the Funds Regarding the Fairness of the Merger	S-15
Opinion of Wachovia Capital Markets, LLC	S-16
Certain Effects of the Merger	S-24
Financing	S-24
Interests of Our Directors and Executive Officers in the Merger	S-25
SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT	S-27
UPDATED FINANCIAL INFORMATION	S-28
Consolidated Financial Statements	S-28
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-48
Quantitative and Qualitative Disclosures About Market Risk	S-66
MARKET PRICE OF OUR COMMON STOCK	S-68
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	S-69
WHERE YOU CAN FIND MORE INFORMATION	S-71
ANNEX A — Amendment to Agreement and Plan of Merger, dated as of May 21, 2007, among Kangaroo Holdings, Inc., Kangaroo Acquisition, Inc. and OSI Restaurant Partners, Inc.	A-1
ANNEX B — Opinion of Wachovia Capital Markets, LLC	B-1

i

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This supplement to proxy statement (this “supplement”), and the documents to which we refer you in this supplement, contain not only historical information, but also “forward-looking statements.” Forward-looking statements represent our expectations or beliefs concerning future events, including the following: any projections or forecasts included in the definitive proxy statement dated March 30, 2007 (the “definitive proxy statement”) or referred to in this supplement, any statements regarding future sales, costs and expenses and gross profit percentages, any statements regarding the continuation of historical trends, any statements regarding the expected number of future restaurant openings and expected capital expenditures, any statements regarding the sufficiency of our cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs and any statement regarding the expected completion and timing of the merger and other information relating to the merger. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “should,” “estimates” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information and may involve known and unknown risks over which we have no control that may cause actual results to differ materially from the forward-looking statements. Those risks include, without limitation:

•	the satisfaction of the conditions to consummation of the merger, including the affirmative vote of the holders, as of the record date, of a majority of the number of shares of our common stock held by holders that are not OSI Investors (as hereinafter defined), voting together as a single class, to adopt the amended merger agreement and the merger;

•	the actual terms of the financing that will be obtained for the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the amended merger agreement, including a termination under circumstances that could require us to pay a termination fee of up to $45,000,000 to Parent or its designee;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the amended merger agreement;

•	the outcome of the legal proceedings instituted against us and others in connection with the merger;

•	risks related to diverting management’s attention from our ongoing business operations;

•	the restaurant industry is a highly competitive industry with many well-established competitors;

•	our results can be impacted by changes in consumer tastes and the level of consumer acceptance of our restaurant concepts (including consumer tolerance of price increases); local, regional, national and international economic conditions; the seasonality of our business; demographic trends; traffic patterns; change in consumer dietary habits; employee availability; the cost of advertising and media; government actions and policies; inflation; and increases in various costs, including construction and real estate costs;

•	our results can be affected by consumer perception of food safety;

•	our ability to expand is dependent upon various factors such as the availability of attractive sites for new restaurants; ability to obtain appropriate real estate sites at acceptable prices; ability to obtain all required governmental permits including zoning approvals and liquor licenses on a timely basis; impact of government moratoriums or approval processes, which could result in significant delays; ability to obtain all necessary contractors and subcontractors; union activities such as picketing and hand billing that could delay construction; the ability to generate or borrow funds; the ability to negotiate suitable lease terms; and the ability to recruit and train skilled management and restaurant employees;

•	price and availability of commodities, including but not limited to such items as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, are subject to fluctuation and could increase or decrease more than we expect;

•	weather and natural disasters could result in construction delays and also adversely affect the results of one or more restaurants for an indeterminate amount of time; and

•	other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006. See “Where You Can Find More Information” on page S-71.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this supplement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this supplement. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

INTRODUCTION

This supplement is being sent to you because we have amended our merger agreement with Kangaroo Holdings, Inc. and Kangaroo Acquisition, Inc., and our stockholders are being asked to adopt the amended merger agreement. This supplement provides information about the amended transaction and updates the definitive proxy statement. The information provided in the definitive proxy statement previously mailed to our stockholders on or about April 2, 2007, continues to apply, except as described in this supplement. To the extent information in this supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this supplement is the more current information. If you need another copy of the definitive proxy statement or this supplement, you may obtain it free of charge from the Company by directing such request to OSI Restaurant Partners, Inc., 2202 North West Shore Boulevard, Tampa, Florida 33607, Attention: Investor Relations; telephone: 813-282-1225. The definitive proxy statement may also be found on the Internet at http://www.sec.gov. See “Where You Can Find Additional Information” beginning on page S-71 of this supplement.

In this supplement, the terms “OSI,” the “Company,” “we,” “us” and “our” refer to OSI Restaurant Partners, Inc.; the term “Parent” refers to Kangaroo Holdings, Inc.; the term “Merger Sub” refers to Kangaroo Acquisition, Inc., a wholly owned subsidiary of Kangaroo Holdings, Inc; the term “OSI Investors” refers to our founders, certain holders associated with Mr. Sullivan (other than for purposes of the section “Update to Special Factors — Position of the OSI Investors Regarding the Fairness of the Merger”) and members of our management who are expected to exchange shares of our common stock for shares of common stock of Parent in connection with the merger; the term “Bain Capital” refers to Bain Capital Partners, LLC; the term “Catterton” refers to Catterton Management Company, LLC; the term “Bain/Catterton” refers, collectively, to Bain Capital and Catterton; the term “Bain Capital Funds” refers to Bain Capital and Bain Capital Fund IX, L.P., an investment fund sponsored by Bain Capital, together with associated collective investment vehicles, including Bain Capital (OSI) IX, L.P.; the term “Catterton VI Funds” refers to Catterton Partners VI, L.P. and Catterton Partners VI, Offshore, L.P., investment funds managed by Catterton; the term “Catterton Partners Funds” refers to Catterton and the Catterton VI Funds, together with affiliated investment vehicles; and the term the “Funds” refers to, collectively, the Catterton VI Funds, Bain Capital Fund IX, L.P., and Bain Capital (OSI) IX, L.P.

UPDATE TO THE SUMMARY TERM SHEET

This updated summary term sheet, together with the updated question and answer section contained in this supplement, highlights important information about the proposed merger discussed in more detail elsewhere in this supplement and in the definitive proxy statement. This updated summary term sheet does not contain all of the information you should consider before voting on the adoption of the amended merger agreement and the transactions contemplated thereby. To understand the merger more fully, you are urged to read carefully this entire supplement and all of its annexes, including the amendment to the original merger agreement, a copy of which is attached as Annex A to this supplement, and the definitive proxy statement and all of its annexes before voting on the proposal to adopt the amended merger agreement and the transactions contemplated thereby. The amended merger agreement is the legal document that governs the merger.

Amendment to Original Merger Agreement

On May 21, 2007, we, together with Parent and Merger Sub, amended the original merger agreement to increase the consideration payable to OSI stockholders to $41.15 per share in cash, without interest, from $40.00 per share. The May 21 amendment also revises the closing condition that required a majority of the outstanding shares of our common stock entitled to vote at the special meeting to vote for the adoption of the original merger agreement, without consideration as to the vote of the OSI Investors. The May 21 amendment provides that, in addition to the affirmative vote of a majority of the outstanding shares of our common stock required under Delaware law, we must obtain the affirmative vote of the holders, as of the record date, of a majority of the number of shares of our common stock held by holders that are not OSI Investors, voting together as a single class, to adopt the amended merger agreement and the merger.

Under the May 21 amendment, we have agreed not to pay our regular quarterly cash dividend prior to the closing of the transactions contemplated by the amended merger agreement or termination of the amended merger agreement. In addition, the parties have agreed not to terminate the amended merger agreement under Section 7.1(b) of the amended merger agreement prior to the close of business on June 19, 2007.

The May 21 amendment also provides customary representations and warranties of the parties in connection with the execution of the amendment. See “Summary of Amendment to the Merger Agreement” beginning on page S-27.

Stockholder Vote Required to Approve the Merger

You are being asked to consider and vote upon a proposal to adopt the amended merger agreement. Under Delaware law, adoption of the amended merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Also, the amended merger agreement requires, as a condition to the merger, the affirmative vote of the holders, as of the record date, of a majority of the number of shares of our common stock held by holders that are not OSI Investors, voting together as a single class, to adopt the amended merger agreement and the merger. Abstentions and broker non-votes will have the same effect as a vote against the amended merger agreement and the merger. On the record date, March 28, 2007, there were 75,520,662 shares of our common stock outstanding and entitled to be voted at the special meeting, 66,760,600 of which were held by persons other than the OSI Investors.

Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors

After careful consideration, our board of directors (other than Chris T. Sullivan, our Chairman of the Board, Robert D. Basham, our Vice Chairman of the Board, and A. William Allen III, our Chief Executive Officer, each of whom is expected to exchange shares of our common stock for shares of Parent in connection with the merger and therefore abstained from voting), based in part upon the unanimous recommendation of the special committee, comprised of all of OSI’s independent directors, has determined that the amended merger agreement is both procedurally and substantively fair to OSI’s unaffiliated stockholders, and in the best interests of our stockholders, and approved and adopted the amended merger agreement. The members of the special committee are John A.

Brabson, Jr., W.R. Carey, Jr., Debbi Fields, Gen. (Ret.) Tommy Franks, Thomas A. James and Toby S. Wilt. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the amended merger agreement at the special meeting. See “Update to Special Factors — Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page S-12.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the amended merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of these interests and considered them, among other matters, in approving the amended merger agreement. See “Update to Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page S-25.

Messrs. Sullivan, Basham and Gannon, OSI’s founders, have agreed with Parent that they will receive only $40 per share in cash for their shares (other than the shares they will be contributing to Parent in exchange for Parent common stock, which will be exchanged at a per share valuation of $40.00 per share) in a sale transaction with a member of the investor group to be consummated immediately prior to, but expressly conditioned upon, the consummation of the merger.

Financing

The total amount of funds required to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $3.71 billion. This amount is expected to be provided through a combination of (i) equity contributions from Bain Capital Funds, Catterton Partners Funds and the OSI Investors, totaling approximately $1.28 billion, (ii) debt financing totaling approximately $2.43 billion (of which approximately one-quarter is expected to include proceeds from the sale of real estate as part of the real estate financing) and (iii) our available cash. Bain Capital Fund IX, L.P. and Catterton VI Funds may assign to other affiliated and/or non-affiliated investors, with the consent of Parent, a portion of their respective commitments under the equity commitment letter each delivered to Parent. The real estate financing consists of a sale and leaseback of our fee-owned real estate and related assets associated with certain company-owned restaurants operating under the Outback Steakhouse, Carrabba’s and other concept brands. The purchase price of the real estate will be financed in part with the proceeds of first mortgage and mezzanine loans, which will be part of a commercial mortgage-backed securitization. The closing of the merger is not conditioned on the receipt of the debt or equity financing by Parent.

Opinion of Wachovia Capital Markets, LLC

In connection with the merger, the special committee received a written opinion from Wachovia Securities, as to the fairness, from a financial point of view and as of the date of such opinion, of the $41.15 per share merger consideration to be received by holders of our common stock (other than the OSI Investors). The opinion also was provided to our board of directors for its information and use in connection with its consideration of the transactions contemplated by the amended merger agreement. The full text of Wachovia Securities’ written opinion, dated May 21, 2007, is attached to this supplement as Annex B. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken. Wachovia Securities’ opinion addresses only the fairness of the merger consideration to our stockholders (other than the OSI Investors) from a financial point of view as of the date of the opinion and does not address any other aspect of the merger, including the merits of the underlying decision by OSI to engage in the merger. The opinion was addressed to the special committee and was provided to our board of directors for its information and use, but does not constitute a recommendation as to how any stockholder should vote or act on any matter relating to the proposed merger. See “Update to Special Factors — Opinion of Wachovia Capital Markets, LLC” beginning on page S-16.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the merger, the merger agreement, as amended by the May 21 amendment, and the rescheduled special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of OSI. We urge you to read carefully this entire supplement, including the annexes, the definitive proxy statement and the other documents referred to in this supplement and the definitive proxy statement.

Q:	Why are you sending me this supplement to the definitive proxy statement?

A:	We are sending you this supplement to the definitive proxy statement because on May 21, 2007, OSI, Parent and Merger Sub entered into an amendment to their merger agreement dated as of November 5, 2006. This supplement provides information on the amended transaction and updates the definitive proxy statement.

Q:	What is the effect of the May 21, 2007 amendment to the merger agreement?

A:	The May 21 amendment has the effect of increasing the merger consideration to be paid to the Company’s stockholders for their shares to $41.15 per share in cash, without interest, from $40.00 per share. The May 21 amendment also revises the provision of the merger agreement requiring a majority of the outstanding shares of our common stock entitled to vote at the special meeting to vote for the adoption of the merger agreement, without consideration as to the vote of the OSI Investors. The amended merger agreement now provides that, in addition to the affirmative vote of a majority of the outstanding shares of our common stock required under Delaware law, we must obtain the affirmative vote of the holders, as of the record date, of a majority of the number of shares of our common stock held by holders that are not OSI Investors, voting together as a single class, to adopt the amended merger agreement.

Under the May 21 amendment, we have agreed not to pay our regular quarterly cash dividend prior to the closing of the transactions contemplated by the amended merger agreement or termination of the amended merger agreement. In addition, the parties to the amended merger agreement have agreed not to terminate the amended merger agreement under Section 7.1(b) of the amended merger agreement prior to the close of business on June 19, 2007. The terms of the May 21 amendment to the merger agreement are described beginning on page S-27 of this supplement under the heading “Summary of Amendment to the Merger Agreement.”

Q:	How is the increase to the merger consideration being financed?

A:	At this time, we anticipate that the increase in the merger consideration will be funded through increased equity contributions from Bain Capital (OSI) IX, L.P., Catterton Partners VI, L.P. and Catterton Partners VI, Offshore, L.P., and/or investment entities affiliated with them. The exact allocation of debt and equity capitalization will be finalized immediately prior to the closing of the merger.

Q:	When do you expect to complete the merger?

A:	OSI expects to complete the merger after the receipt of stockholder approval and the satisfaction or waiver of all other conditions to the merger. If stockholder approval is received, we currently expect closing to occur on or before June 19, 2007. However, there can be no assurance that the conditions to closing will be met or that the merger will be completed by then.

Q:	When and where will the stockholder vote on the amended transaction be held?

A:	The special meeting, originally scheduled for May 8, 2007, has been rescheduled to Friday, May 25, 2007, at 11:00 a.m., Eastern Daylight Time, at the A La Carte Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634; however, we expect to convene the special meeting for the sole purpose of adjourning it in order to permit the solicitation of additional votes and to provide stockholders with additional time to consider the changes to the merger effectuated by the May 21 amendment, including the revised merger consideration, and to review this supplement. We expect to reconvene the special meeting on Tuesday, June 5, 2007, at 11:00 a.m., Eastern Daylight Time, at the A La Carte Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634.

Q:	How does the OSI board of directors recommend that I vote on the proposal?

A:	The board of directors of OSI, based in part upon the unanimous recommendation of the special committee, recommends that you vote “FOR” the adoption of the amended merger agreement and the transactions contemplated thereby. The special committee consists of all of the independent directors of OSI.

Q:	Did the OSI board of directors receive a fairness opinion from its financial advisor?

A:	Yes. On May 21, 2007, Wachovia Securities delivered an opinion to the special committee and the board of directors that, as of May 21, 2007 and based upon and subject to the factors and assumptions set forth therein, the $41.15 per share in cash to be received by the holders of shares of OSI common stock pursuant to the merger agreement, as amended through May 21, 2007, was fair from a financial point of view to such holders (other than the OSI Investors).

Q:	Who is entitled to attend and vote at the special meeting?

A:	The record date for determining who is entitled to attend and vote at the special meeting is March 28, 2007. The record date will not change if the meeting is adjourned to June 5, 2007. Only holders of shares of OSI common stock as of the close of business on the record date are entitled to attend and vote at the special meeting. As of the record date, there were approximately 75,520,662 shares of OSI common stock outstanding, 66,760,600 of which were held by persons other than the OSI Investors.

Q:	What vote of our stockholders is required to adopt the amended merger agreement and the merger?

A:	Under Delaware law, adoption of the amended merger agreement requires holders of a majority of the outstanding shares of our common stock entitled to a vote at the special meeting to vote for the adoption of the amended merger agreement. Also, the amended merger agreement requires us to obtain the affirmative vote of the holders, as of the record date, of a majority of the number of shares of our common stock held by holders that are not OSI Investors, voting together as a single class, to adopt the amended merger agreement.

Q:	What do I do now?

A:	First, carefully read this supplement, including the annexes, and the definitive proxy statement.

If you have already voted on the merger proposal using a properly executed proxy, you will be considered to have voted on the amended merger agreement as well, and you do not need to do anything unless you wish to change your vote.

If you have already voted on the merger proposal using a properly executed proxy but wish to change your vote, simply fill out the proxy included with this supplement and return it in the accompanying prepaid envelope, by following the instructions on the enclosed proxy.

If you have not already delivered a properly executed proxy, and if you are a registered holder, please complete, sign and date the enclosed proxy. If your shares are held in “street name” by your bank, brokerage firm or other nominee, please refer to your voting card or other information forwarded by your bank, brokerage firm or other nominee to determine whether you may vote by telephone or electronically on the Internet and follow the instructions on the card or other information provided by the record holder. If you sign and send in your proxy and do not indicate how you want to vote, your shares will be voted for the adoption of the amended merger agreement.

Q:	How do I vote my Outback Steakhouse, Inc. Salaried Employees 401(k) Plan shares?

A:	If you participate in the OSI Restaurant Partners, Inc. Stock Fund under the Outback Steakhouse, Inc. Salaried Employees 401(k) Plan (the “401(k) Plan”), you will find enclosed a 401(k) Plan instruction card pursuant to which you may give voting instructions to Merrill Lynch Trust Company, FSB, as trustee of the 401(k) Plan. Your instructions will tell the trustee how to vote the number of shares of our common stock representing your proportionate interest in the OSI Restaurant Partners, Inc. Stock Fund which you are entitled to vote under the 401(k) Plan, and any such instruction will be kept confidential. The trustee will vote your shares at the reconvened special meeting on June 5, 2007 in accordance with your duly executed 401(k) Plan instruction card so long as it is received by June 1, 2007. If you do not give the trustee voting instructions, the trustee will vote your shares of common stock in the same proportion as the shares for which the trustee receives voting instructions from other 401(k) Plan participants, unless doing so would not be consistent with certain federal employee benefit laws.

If you have already voted on the merger proposal using a properly executed instruction card, you will be considered to have voted on the amended merger agreement as well, and you do not need to do anything unless you wish to change your vote.

If you have already voted on the merger proposal using a properly executed instruction card but wish to change your vote, simply fill out the instruction card included with this supplement and return it in the accompanying prepaid envelope. The trustee will vote your shares in accordance with your duly executed instructions received by the transfer agent by 11:59 p.m., Eastern Daylight Time, on June 1, 2007.

You may also revoke previously given voting instructions by 11:59 p.m., Eastern Daylight Time, on June 1, 2007 by filing with the trustee either a written notice of revocation or a properly completed and signed instruction card bearing a later date.

Q:	What do I do if I want to change my vote after sending in a proxy?

A:	You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying the Corporate Secretary of OSI in writing or by submitting by mail a new proxy dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker to change your vote.

Q:	What happens if I sell my shares of OSI common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting remains March 28, 2007. If you transfer your shares of OSI common stock after the record date but before the special meeting (including any adjournment thereof), you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer (or have transferred) your shares.

Q:	Where can I find more information about OSI?

A:	You can find more information about OSI from various sources described under the heading “Where You Can Find More Information” beginning on page S-71 of this supplement.

Q:	Who can answer further questions?

A:	If you would like additional copies of this supplement, the definitive proxy statement, or a new proxy card or if you have questions about the amended merger agreement or the merger, please contact our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free) or (212) 929-5500 (collect). If your bank, brokerage firm or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank or other nominee for additional information.

UPDATE TO SPECIAL FACTORS

Background of the Merger

The definitive proxy statement describes the background of the proposed transaction with Bain/Catterton up to and including March 30, 2007. The discussion below supplements that description.

During the first half of April, the Company as well as its proxy solicitor, MacKenzie Partners, Inc. (“MacKenzie”), communicated with OSI’s stockholders regarding the proposed transaction with Bain/Catterton and monitored the votes cast by stockholders who had submitted their proxies.

On April 23, 2007, the special committee held a telephonic meeting to discuss the Company’s proxy solicitation efforts. At the meeting, a representative from Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), the special committee’s independent counsel, described the Company’s and MacKenzie’s communications with OSI’s stockholders and updated the committee as to the number of OSI’s stockholders who had submitted proxies both for and against the proposed Bain/Catterton transaction.

On April 26, 2007, Institutional Shareholder Service Inc. (“ISS”), a shareholder advisory firm, issued a recommendation to its clients that they vote for adoption of the merger agreement. In recommending that OSI’s stockholder’s vote for adoption of the merger agreement, ISS stated in part:

•	“Based on reasonable premium and valuation multiples, lack of interest from competing bidders and a normal arbitrage spread for the company’s stock price, we believe that the current offer represents a more favorable alternative for shareholders.”*

On April 30, 2007, Glass Lewis & Co. (“Glass Lewis”), another shareholder advisory firm, recommended that OSI’s stockholders vote for adoption of the merger agreement. In recommending that OSI’s stockholders vote for adoption of the merger agreement, Glass Lewis stated in part:

•	“We commend the special committee for evaluating the strategic options available to the Company through the Stockholder Value Initiative.”*

•	“At this point, there appear to be few signals that the Company can improve its operational and financial performance in the short term. This is further reinforced in light of the Company’s disappointing first quarter 2007 operating results.”*

•	“Financially, the consideration offers shareholders a significant unaffected premium and an EBITDA multiple value that exceeds the median multiple derived from comparable transactions. Thus, based on our analysis and the unanimous support of the board, we believe the proposed transaction is in the interest of shareholders.”*

On May 7, 2007, a telephonic meeting was held to discuss the Company’s and MacKenzie’s proxy solicitation efforts. In attendance were A. William Allen, III, OSI’s Chief Executive Officer, Joseph J. Kadow, OSI’s Executive Vice President, Dirk A. Montgomery, OSI’s Senior Vice President and Chief Financial Officer and Toby S. Wilt, co-chairman of the special committee. Also in attendance were representatives from MacKenzie, Wachtell Lipton and Baker & Hostetler LLP, outside counsel to the Company (“Baker Hostetler”). A representative from Wachtell Lipton explained that, based on preliminary vote tallies, it appeared unlikely that, as of such date, the proposed Bain/Catterton transaction would be approved on May 8, 2007, the previously scheduled date for the Company’s special meeting of stockholders. After discussion, Mr. Allen and Mr. Wilt, to whom the authority to set the meeting date had been delegated, agreed to postpone the special meeting of stockholders until May 15, 2007 to permit the solicitation of additional votes. The next morning, the Company issued a press release announcing the postponement of the special meeting to May 15, 2007.

On May 11, 2007, the special committee held a telephonic meeting to further discuss the Company’s and MacKenzie’s proxy solicitation efforts. At the meeting, a representative from Wachtell Lipton described the Company’s, MacKenzie’s and Bain/Catterton’s communications with OSI’s stockholders, and updated the

*	Permission to use quotations from the ISS and the Glass Lewis reports was neither sought nor obtained.

committee as to the number of OSI’s stockholders who had submitted proxies both for and against the proposed merger. The special committee discussed, among other topics, the possible need to further postpone the special meeting of stockholders to permit the solicitation of additional votes.

A follow-up telephonic meeting of the special committee was held on May 14, 2007. At the meeting, Wachtell Lipton updated the special committee on the Company’s and MacKenzie’s proxy solicitation efforts, including communications with OSI’s stockholders. After discussion, the special committee reached a consensus to further postpone the special meeting of stockholders until May 22, 2007 to permit the solicitation of additional votes. Later that day, the Company issued a press release announcing that it had further postponed the special meeting of stockholders to May 22, 2007. The Company also announced that it had agreed with Parent that neither party would exercise the termination right under section 7.1(b) of the merger agreement prior to the close of business on May 31, 2007, and that it had been advised that this later date would facilitate Parent’s financing of the proposed merger.

An additional telephonic meeting of the special committee was held on May 16, 2007. At the meeting, a representative from Wachtell Lipton described the Company’s and MacKenzie’s communications with OSI’s stockholders and updated the committee as to the number of OSI’s stockholders who had submitted proxies both for and against the proposed merger.

On May 20, 2007, a representative of Ropes & Gray LLP (“Ropes & Gray”), Bain/Catterton’s counsel, contacted Wachtell Lipton and indicated that Bain/Catterton was considering making a proposal to the special committee that (i) the merger consideration be increased to $41.15 per share, (ii) only the vote required under Delaware law be a condition to the closing of the merger agreement (which would allow the votes of OSI Investors to be counted), and (iii) the Company agree not to pay its regular quarterly cash dividend prior to the earlier of closing or the termination of the merger agreement. In addition, the special committee was informed that in connection with the increase in merger consideration, Bain/Catterton would seek agreements from Messrs. Sullivan, Basham and Gannon, OSI’s founders, to receive only $40 per share in cash for their shares (other than the shares they will be contributing to Parent in exchange for Parent common stock).

On May 20, 2007, the special committee held a telephonic meeting to discuss Bain/Catterton’s potential proposal. At the meeting, Wachtell Lipton also updated the special committee on the Company’s and MacKenzie’s proxy solicitation efforts, including communications with OSI’s stockholders. Following extensive discussion, in which Wachtell Lipton and Wachovia Securities participated, the special committee reached a consensus that Wachtell Lipton should inform Ropes & Gray that Bain/Catterton’s proposal to eliminate any vote other than the vote required under Delaware law would not be acceptable. Wachtell Lipton was further instructed to inquire as to whether $41.15 per share would be Bain/Catterton’s best and final offer.

On May 20, 2007, a representative of Wachtell Lipton held a discussion with representatives of Ropes & Gray. Wachtell Lipton informed Ropes & Gray that Bain/Catterton’s proposal to eliminate any vote other than the vote required under Delaware law would not be acceptable and that the votes of the OSI Investors should not be counted. Ropes & Gray conveyed that Bain/Catterton would not propose a revised purchase price above $41.15 per share.

On May 21, 2007, at 10:00 a.m., the special committee held a telephonic meeting to further discuss Bain/Catterton’s potential proposal. At the meeting, a representative of Wachtell Lipton explained that Bain/Catterton was unwilling to propose a purchase price above $41.15 per share. After discussion, Wachovia Securities was asked to be prepared to render a fairness opinion at a special committee meeting scheduled for 4:00 p.m. that day.

On May 21, 2007, at 3:39 p.m., the special committee received a written proposal from Bain/Catterton that (i) the merger consideration be increased to $41.15 per share, (ii) the stockholder vote required under the merger agreement to adopt the merger agreement should be the affirmative vote of the holders, as of the record date, of a majority of the number of shares of Company Common Stock held by holders that are not OSI Investors, voting together as a single class, and (iii) the Company agree not to pay its regular quarterly cash dividend prior to the earlier of closing or the termination of the merger agreement. In addition, the special committee was informed that in connection with the increase in merger consideration, Bain/Catterton would seek agreements from Messrs. Sullivan, Basham and Gannon, OSI’s founders, to receive only $40 per share in cash for their shares (other than the shares they will be contributing to Parent in exchange for Parent common stock).

On May 21, 2007, at 4:00 p.m., the special committee held a telephonic meeting. Representatives from Wachtell Lipton, Wachovia Securities and Potter Anderson & Corroon LLP, Delaware counsel to the special committee (“Potter Anderson”), were also in attendance. At the meeting, a representative of Wachtell Lipton summarized the terms of the proposal received by Bain/Catterton and discussed various issues related to the proposal. The special committee then received a presentation from Wachovia Securities on the financial aspects of the proposal. After consideration and deliberation in which Wachtell Lipton, Wachovia Securities and Potter Anderson participated, the special committee reached a consensus that Wachtell Lipton should be instructed to negotiate with Ropes & Gray a potential amendment to the merger agreement. An additional special committee meeting was scheduled for May 21, 2007, at 7:00 p.m., and, subsequent to the special committee meeting, the general counsel of OSI was asked to arrange a meeting of the board of directors should one be necessary following conclusion of the 7:00 p.m. special committee meeting.

On May 21, 2007, at 7:00 p.m., the special committee convened telephonically, together with representatives of Wachovia Securities, Wachtell Lipton and Potter Anderson. Wachtell Lipton explained the terms of the proposed amendment to the merger agreement and Wachovia Securities delivered to the special committee its oral opinion, confirmed by delivery of a written opinion dated May 21, 2007, to the effect that, as of such date and based on and subject to the various factors, assumptions and limitations set forth in its opinion, the $41.15 per share merger consideration to be received by holders of shares of OSI common stock was fair from a financial point of view to the holders of such shares, other than the OSI Investors.

After consideration and deliberation in which Wachtell Lipton, Wachovia Securities and Potter Anderson participated, the special committee voted unanimously to declare it both procedurally and substantively fair to OSI’s unaffiliated stockholders, and in the best interests of our stockholders, and approved and adopted the amendment to the merger agreement and determined to recommend the approval and adoption of the amended merger agreement by the board of directors and by the stockholders of OSI.

Following the special committee meeting, a meeting of the entire board of directors was held. Representatives from Wachtell Lipton, Wachovia Securities, Potter Anderson and Baker Hostetler were also in attendance. At the meeting, Wachtell Lipton explained that the special committee had voted unanimously to declare it advisable and in the best interests of OSI and its stockholders for OSI to amend the merger agreement, approved and adopted the amendment to the merger agreement and determined to recommend the approval and adoption of the amended merger agreement by the board of directors and by the stockholders of OSI. Baker Hostetler then summarized the terms of the proposed merger agreement amendment and discussed various other issues. The board then received a presentation from Wachovia Securities on the financial aspects of the proposed amendment. Wachovia Securities also described its fairness opinion that had been delivered to the special committee. Wachtell Lipton explained that although the fairness opinion had been delivered to the special committee, the board was entitled to rely upon such opinion in connection with its evaluation of the proposed amendment. After consideration and deliberation, the board of directors (other than Mr. Sullivan, Mr. Basham, and Mr. Allen, each of whom is an OSI Investor and stands to individually benefit from the consummation of the transaction, and therefore abstained from voting), expressly adopted the unanimous recommendation of the special committee and declared the merger agreement both procedurally and substantively fair to OSI’s unaffiliated stockholders, and in the best interests of our stockholders, and approved and adopted the amendment to the merger agreement and determined to recommend the approval and adoption of the amended merger agreement by the stockholders of OSI.

Following the board meeting, the parties executed the amendment to the merger agreement and, on May 22, 2007, issued a press release announcing the amended transaction.

Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors

In this section, we refer to our board of directors, other than Chris T. Sullivan, our Chairman of the Board, Robert D. Basham, our Vice Chairman of the Board, and A. William Allen, III, our Chief Executive Officer, each of whom abstained from voting on the amended merger agreement and merger, as the “Board.” The Board believes that the amended merger agreement and merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) are both procedurally and substantively fair to OSI’s unaffiliated stockholders and in the best interests of OSI’s stockholders.

On November 5, 2006, the special committee and the Board separately approved and adopted the merger agreement and authorized the transactions contemplated by the merger agreement, including the merger, and recommended that OSI’s stockholders approve and adopt the merger agreement. On May 21, 2007, the special committee and the Board separately approved and adopted the May 21 amendment and recommended that OSI’s stockholders adopt the amended merger agreement.

In reaching their respective determinations and recommendations, the special committee and the Board re-examined and reconsidered the matters described in “Special Factors — Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 32 of the definitive proxy statement and, in addition, considered, in consultation with their financial and legal advisors, the following additional factors and potential benefits of the merger, each of which the Board believed supported its decision:

•	the amended $41.15 per share consideration provides for $1.15 per share of additional cash value above the original $40.00 per share consideration;

•	the $41.15 in cash to be received by OSI’s stockholders in the merger represents:

•	a premium of approximately 27% over the closing price of shares of OSI common stock on November 3, 2006, the last trading day prior to announcement of the merger;

•	a premium of approximately 23% over the average closing price of shares of OSI common stock over the 30-day period prior to announcement of the merger; and

•	a premium of approximately 30% over the average closing price of shares of OSI common stock over the 90-day period prior to announcement of the merger;

•	since the date of the announcement of the original merger agreement, and as of the date of this supplement, no other party has approached the special committee or the Company expressing an interest in pursuing a transaction to acquire the Company at a price in excess of $40.00 per share;

•	the financial analysis reviewed by Wachovia Securities at the special committee meeting, in the case of the special committee, and the Board meeting, in the case of the Board, on May 21, 2007, which analysis the special committee and Board expressly adopted, and the opinion of Wachovia Securities described in detail under “— Opinion of Wachovia Capital Markets, LLC” that, as of May 21, 2007, and based on and subject to the various factors, assumptions and limitations set forth in their respective opinions, the $41.15 per share merger consideration to be received by holders of shares of OSI common stock was fair from a financial point of view to the holders of such shares (other than the OSI Investors); the special committee and the Board acknowledge that while they have unanimously determined that the merger is fair to OSI’s unaffiliated stockholders, Wachovia Securities’ opinion addresses the fairness of the merger to OSI’s stockholders (other than the OSI Investors). The special committee and the Board note, however, that Wachovia Securities’ opinion supports the conclusion that the merger is fair to OSI’s unaffiliated stockholders, as all of OSI’s unaffiliated stockholders are included in the group delineated by the phrase “OSI’s stockholders (other than the OSI Investors)”;

•	the review by the Board, in consultation with its legal and financial advisors, of the terms of the May 21 amendment to the merger agreement, and the fact that the terms of the amended transaction were the product of significant negotiations with Parent and Merger Sub; and

•	the revised financing commitments received by Parent and Merger Sub with respect to the amended merger agreement, the identity of the institutions providing such commitments and the conditions to the obligations of such institutions to fund such commitments, each as described under the caption “— Financing” on page S-24.

In addition, the Board considered the unanimous determinations and recommendations of the special committee in favor of the merger.

In view of the large number of factors considered by the special committee and the Board in connection with the evaluation of the amended merger agreement and the merger and the complexity of these matters, except as expressly noted above, the special committee and the Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, individual directors may have given different weight to the various factors. The special committee held discussions with Wachovia Securities with respect to the quantitative and qualitative analyses of the financial terms of the merger. The special committee and the Board conducted a discussion of, among other things, the factors described above, including asking questions of OSI’s management and its financial and legal advisors, and reached the conclusion that the merger is both procedurally and substantively fair to OSI’s unaffiliated stockholders and in the best interests of OSI’s stockholders. THEREFORE, THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE AMENDED MERGER AGREEMENT.

Other than as described in this supplement, OSI is not aware of any firm offers by any other person during the prior two years for a merger or consolidation of OSI with another company, the sale or transfer of all or substantially all of OSI’s assets or a purchase of OSI’s securities that would enable such person to exercise control of OSI.

Position of the OSI Investors Regarding the Fairness of the Merger

Under the rules governing “going private” transactions, the OSI Investors are required to express their beliefs as to the substantive and procedural fairness of the merger to OSI’s unaffiliated stockholders. The OSI Investors are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Mr. Sullivan, Mr. Basham and Mr. Allen, each in his capacity as a member of our board of directors, participated in the deliberations of the resolutions of the board of directors on November 5, 2006 approving the merger agreement and the transactions contemplated by the merger agreement and on May 21, 2007 approving the amended merger agreement and the transactions contemplated thereby although they abstained from the vote of the board. In such capacity, they received advice from the special committee’s legal and financial advisors, including advice from the special committee’s financial advisors as to the substantive and procedural fairness of the transaction to OSI’s unaffiliated stockholders, from a financial point of view. See “— Opinion of Wachovia Capital Markets, LLC” on page S-16 of this supplement, “Special Factors — Opinion of Wachovia Capital Markets, LLC” on page 41 of the definitive proxy statement and “Special Factors — Opinion of Piper Jaffray & Co.” on page 50 of the definitive proxy statement. Mr. Sullivan, Mr. Basham and Mr. Allen were not members of, and did not participate in the deliberations of, the special committee. Mr. Avery, Mr. Kadow, Mr. Montgomery and Mr. Gannon are not members of our board of directors. Mr. Avery, Mr. Gannon and Mr. Montgomery did not participate in the deliberations of our board of directors regarding the substantive and procedural fairness of the merger to OSI’s unaffiliated stockholders, or any other aspect of the transaction. Mr. Kadow was present for such deliberations in his capacity as Secretary of OSI. Mr. Avery, Mr. Kadow, Mr. Montgomery and Mr. Gannon did not receive any advice from the special committee’s legal or financial advisors as to the substantive and procedural fairness of the merger or any other aspect of the transaction.

The OSI Investors believe the amended merger agreement and merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) are both procedurally and substantively fair to OSI’s unaffiliated stockholders and in the best interests of OSI’s stockholders on the basis of the factors described below. However, the OSI Investors have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the substantive and procedural fairness of the merger to OSI’s unaffiliated stockholders. In making their determination that the merger is substantively fair to OSI’s unaffiliated stockholders, the OSI Investors expressly adopted the unanimous recommendation and determinations of the special committee and the Board in favor of the merger, reexamined and reconsidered the matters described in “Special Factors — Position of the OSI Investors Regarding the Fairness of the Merger” beginning on page 37 of the definitive proxy statement and considered the following material positive factors, among others:

•	the amended $41.15 per share consideration provides for $1.15 per share of additional cash value above the original $40.00 per share consideration;

•	the $41.15 in cash to be received by OSI’s stockholders in the merger represents:

•	a premium of approximately 27% over the closing price of shares of OSI common stock on November 3, 2006, the last trading day prior to announcement of the merger;

•	a premium of approximately 23% over the average closing price of shares of OSI common stock over the 30-day period prior to announcement of the merger; and

•	a premium of approximately 30% over the average closing price of shares of OSI common stock over the 90-day period prior to announcement of the merger;

•	the OSI Investors have been informed that since the date of the announcement of the original merger agreement, and as of the date of this supplement, no other party has approached the special committee or the Company expressing an interest in pursuing a transaction to acquire the Company at a price in excess of $40.00 per share;

•	the financial analysis reviewed by Wachovia Securities at the Board meeting, which analysis the OSI Investors have expressly adopted, and the opinion of Wachovia Securities described in detail under “— Opinion of Wachovia Capital Markets, LLC” that, as of May 21, 2007, and based on and subject to the various factors, assumptions and limitations set forth in their respective opinions, the $41.15 per share merger consideration to be received by holders of shares of OSI common stock was fair from a financial point of view to the holders of such shares (other than the OSI Investors); the OSI Investors acknowledge that while they have determined that the merger is fair to OSI’s unaffiliated stockholders, Wachovia Securities’ opinion addresses the fairness of the merger to OSI’s stockholders (other than the OSI Investors). The OSI Investors note, however, that Wachovia Securities’ opinion supports the conclusion that the merger is fair to OSI’s unaffiliated stockholders, as all of OSI’s unaffiliated stockholders are included in the group delineated by the phrase “OSI’s stockholders (other than the OSI Investors)”;

•	the review by the Board, in consultation with its legal and financial advisors, of the terms of the May 21 amendment to the merger agreement, and the fact that the terms of the amended transaction were the product of significant negotiations with Parent and Merger Sub; and

•	the revised financing commitments received by Parent and Merger Sub with respect to the amended merger agreement, the identity of the institutions providing such commitments and the conditions to the obligations of such institutions to fund such commitments, each as described under the caption “— Financing” on page S-24.

The foregoing discussion of the information and factors considered and given weight by the OSI Investors in connection with their evaluation of the substantive and procedural fairness to OSI’s unaffiliated stockholders of the amended merger agreement and the transactions contemplated by the amended merger agreement is not intended to be exhaustive but is believed to include all material factors considered by them. The OSI Investors did not find it practicable to and did not quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the substantive and procedural fairness to OSI’s unaffiliated stockholders of the amended merger agreement and the transactions contemplated by the amended merger agreement. The OSI Investors believe that these factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to OSI’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any OSI stockholder to vote to adopt the amended merger agreement. However, Mr. Sullivan, Mr. Basham and Mr. Allen, each in his capacity as a member of our board of directors, concur with the recommendation of our board of directors that our stockholders adopt the amended merger agreement. See “Update to Special Factors — Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page S-12.

Position of Parent, Merger Sub and the Funds Regarding the Fairness of the Merger

Parent, Merger Sub and the Funds are making the statements included in this section solely for the purposes of complying with the applicable requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Parent, Merger Sub and the Funds should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the amended merger agreement.

Parent, Merger Sub and the Funds attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the stockholders of OSI, and, accordingly, did not negotiate the merger agreement or the May 21 amendment to the merger agreement with a goal of obtaining terms that were fair to such stockholders. None of Parent, Merger Sub or the Funds believe that it has or had any fiduciary duty to OSI or its stockholders, including with respect to the merger and its terms. The stockholders of OSI were, as described elsewhere in this supplement, represented by the special committee that negotiated with Parent, Merger Sub and the Funds on their behalf, with the assistance of independent legal and financial advisors.

None of Parent, Merger Sub or the Funds participated in the deliberations of the special committee and none of them participated in the conclusions of the special committee or the board of directors of OSI that the merger was fair to OSI’s unaffiliated stockholders, nor did they undertake any independent evaluation of the fairness of the merger or engage any financial advisor for such purposes.

While Parent, Merger Sub and the Funds found persuasive the conclusions of the special committee and the board of directors with respect to the substantive and procedural fairness of the merger to OSI’s unaffiliated stockholders as set forth in the definitive proxy statement under “Fairness of the Merger — Recommendations of the Special Committee and Our Board of Directors” and this supplement, they did not base their determination expressed below on the special committee’s analyses of factors. In addition, Parent, Merger Sub and the Funds believe the proposed merger is substantively and procedurally fair to OSI’s unaffiliated stockholders based on the following other factors:

•	$41.15 in cash to be received by OSI’s stockholders in the merger represents a premium of approximately 27% over the closing price of a share of OSI common stock on November 3, 2006, the last trading day prior to announcement of the merger;

•	since the date of the announcement of the merger agreement, and as of the date of this supplement, Parent, Merger Sub and the Funds have been advised that no party has approached the special committee or the Company expressing an interest in pursuing a transaction to acquire the Company at a price in excess of $40.00 per share;

•	the $41.15 per share merger consideration was proposed after considerable analysis and discussion with a significant shareholder of the Company;

•	the other terms and conditions of the amended merger agreement resulted from extensive negotiations between the special committee and its advisors and Parent and Merger Sub and their respective advisors;

•	holders of OSI common stock that do not vote in favor of the adoption of the amended merger agreement or otherwise waive their appraisal rights will have the opportunity to demand appraisal of the fair value of their shares under Delaware law;

•	the amended merger agreement requires the affirmative vote of the holders, as of the record date, of a majority of the number of shares of OSI common stock held by holders that are not OSI Investors, voting together as a single class, to adopt the amended merger agreement and the merger; and

•	the terms of the original merger agreement provided for a post-signing “go-shop” period that permitted the special committee to solicit competing acquisition proposals for the 50-day period beginning on the date of the public announcement of the original merger agreement.

Parent, Merger Sub and the Funds did not consider the liquidation value of OSI because they considered OSI to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Further, Parent, Merger Sub and the Funds did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of OSI as a going concern but rather is indicative of historical costs. Parent, Merger Sub and the Funds note that net book value per share of OSI stock was lower than the $41.15 per share cash merger consideration. Parent, Merger Sub and the Funds did not establish a going concern value for the OSI common stock as a public company to determine the fairness of the merger consideration to the unaffiliated stockholders as they believe there is no single method for determining going concern value and did not base their valuation on a concept subject to various interpretations.

The foregoing discussion of the information and factors considered and given weight by Parent, Merger Sub and the Funds in connection with the fairness of the amended merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Parent, Merger Sub and the Funds. Parent, Merger Sub and the Funds did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the amended merger agreement and the merger. Parent, Merger Sub and the Funds believe that these factors provide a reasonable basis for their position that the merger is substantively and procedurally fair to OSI’s unaffiliated stockholders.

Opinion of Wachovia Capital Markets, LLC

On April 17, 2006, our board of directors engaged Wachovia Securities to act as its financial advisor in connection with its analysis and consideration of the various strategic alternatives available to OSI. As the board’s financial advisor, Wachovia Securities was engaged to perform such financial advisory and investment banking services as set forth in the engagement letter between Wachovia Securities and OSI. Under the terms of its engagement, such services included assisting OSI in analyzing the feasibility of transactions such as divestitures and recapitalizations.

Following the formation of the special committee, Wachovia Securities was retained as the special committee’s financial advisor in connection with its analysis and consideration of the merger. As its financial advisor, Wachovia Securities was engaged to perform such financial advisory and investment banking services for the special committee as was requested by the special committee and set forth in the engagement letter between Wachovia Securities and OSI. Under the terms of its engagement, such services include assisting the special committee in analyzing, structuring, negotiating and effecting the proposed transaction, and rendering an opinion in accordance with Wachovia Securities’ customary practice as to whether the consideration to be paid in the transaction is fair from a financial point of view to OSI’s stockholders, other than the OSI Investors. Wachovia Securities was not retained to act solely on behalf of unaffiliated stockholders of the Company. The special committee did not impose any limitation on Wachovia Securities in preparing its analysis or opinion. At the meeting of the special committee, on May 21, 2007, Wachovia Securities rendered its oral opinion, which opinion was later confirmed in writing, as of May 21, 2007, and based on and subject to the various factors, assumptions and limitations set forth in its opinion, that the $41.15 per share merger consideration to be received by holders of shares of OSI common stock was fair from a financial point of view to the holders of such shares (other than the OSI Investors). The opinion also was summarized at a subsequent meeting of the board of directors that same day.

The full text of the written opinion of Wachovia Securities, dated May 21, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wachovia Securities, is attached as Annex B to this supplement and is incorporated herein by reference. You should read the written opinion carefully and in its entirety. The Wachovia Securities’ opinion is for the use and benefit of the special committee and our board of directors and addressed only the fairness, as of the date of the opinion, from a financial point of view, of the merger consideration to the holders of shares of OSI common stock, other than the OSI Investors.

The opinion of Wachovia Securities does not address any other aspect of the merger, including the merits of the underlying decision by OSI to engage in the merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed merger or any matter related thereto. In addition, OSI did not ask Wachovia Securities to address, and the opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of OSI, other than the holders of OSI common stock (excluding the OSI Investors). In arriving at its opinion, Wachovia Securities, among other things:

•	reviewed the amended merger agreement;

•	reviewed certain publicly available business, financial and other information regarding OSI;

•	reviewed certain business, financial and other information regarding OSI and its prospects that was furnished to Wachovia Securities by OSI’s management, and discussed with OSI’s management this information as well as the business, past and current operations, financial condition and future prospects of OSI, including internal financial forecasts of OSI prepared by OSI’s management, and the risks and uncertainties of OSI continuing to pursue an independent strategy (see “Financial Forecast” beginning on page 182 of the definitive proxy statement);

•	reviewed the current and historical market prices and trading activity of OSI common stock;

•	compared certain business, financial and other information regarding OSI with similar information regarding certain other publicly traded companies that Wachovia Securities deemed to be relevant;

•	compared the proposed financial terms of the amended merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed to be relevant;

•	participated in discussions and negotiations among representatives of OSI and Parent and their respective financial and legal advisors; and

•	considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria, that Wachovia Securities deemed to be relevant.

In connection with the review, Wachovia Securities has relied upon the accuracy and completeness of financial and other information obtained and reviewed for the purpose of the opinion and has not assumed any responsibility for any independent verification of such information. Wachovia Securities has relied upon assurances of OSI’s management that it is not aware of any facts or circumstances that would make such information about OSI inaccurate or misleading. With respect to OSI’s financial forecasts, Wachovia Securities has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the expected future financial performance of OSI. Wachovia Securities has discussed such forecasts and estimates, as well as the assumptions upon which they are based, with OSI’s management, but assumes no responsibility for and expresses no view as to OSI’s financial forecasts or the assumptions upon which they are based. Wachovia Securities has relied on advice of counsel to the special committee as to all legal matters with respect to OSI and the transactions contemplated by the merger agreement.

In rendering the opinion, Wachovia Securities assumed that the transactions contemplated by the merger agreement, as amended by the May 21 amendment, will be consummated on the terms described in the merger agreement, as amended, without waiver of any material terms or conditions. The opinion is necessarily based on economic, market, financial and other conditions as they existed on and could be evaluated as of May 21, 2007. Although subsequent developments may affect this opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm the opinion.

Financial Analyses

At the May 21, 2007, meeting of the special committee and the subsequent meeting of our board of directors that same day, Wachovia Securities made a presentation of certain financial analyses of the proposed merger. The following is a summary of the material analyses contained in the presentation that was delivered to the special committee and may be relied upon by our board of directors. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Wachovia Securities, the tables must be read together with the accompanying text of each summary. The table alone does not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Wachovia Securities. The fact that any specific analysis has been referred to in the summary below and in this supplement is not meant to indicate that such analysis was given more weight than any other analysis; in reaching its conclusion, Wachovia Securities arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and performed by Wachovia Securities in connection with its opinion operated collectively to support its determinations as to the fairness of the merger consideration from a financial point of view to the holders of shares of OSI common stock, other than the OSI Investors. Wachovia Securities did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at its opinion, Wachovia Securities made its determination as to the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration to be received by OSI’s stockholders, other than the OSI Investors, on the basis of the multiple, financial and comparative analyses described below. The following summary is not a complete description of all of the analyses performed and factors considered by Wachovia Securities in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by Wachovia Securities. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis. With respect to the analysis of publicly traded companies and the analysis of transactions summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating OSI or the merger. In addition, no company or transaction used as a comparison is either identical or directly comparable to OSI or the merger. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned. The estimates of future performance of OSI provided by OSI’s management used in or underlying Wachovia Securities’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Wachovia Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond OSI’s control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which such companies actually may be sold. The merger consideration to be paid per share of OSI common stock was determined through negotiation between the special committee, on behalf of OSI, and Parent, and the decision to enter into the merger was solely that of the special committee and our board of directors in their evaluation of the merger and should not be viewed as determinative of the views of the special committee or our board of directors with respect to the merger or the merger consideration.

Summary of Imputed Share Values

Wachovia Securities assessed the fairness of the per share merger consideration to the holders of shares of OSI common stock by assessing the value of OSI using several methodologies, a comparable companies’ analysis using valuation multiples from selected publicly traded companies, a comparable acquisitions analysis, a discounted cash flow analysis, an analysis of the present value of OSI’s management plan, a leveraged buyout analysis, and a premiums paid analysis, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate imputed valuation ranges that were then compared to the per share merger consideration. The following table shows the ranges of imputed valuation per share of OSI common stock derived under each of these methodologies. The table should be read together with the more detailed summary of each of these valuation analyses as set forth below.

	Imputed Valuation
	Per Common Share
Valuation Methodology	Minimum	Maximum

Comparable Companies Analysis	$34.60	$43.75
Discounted Cash Flow Analysis	$32.61	$44.09
Analysis of Present Value of OSI Restaurant Partners, Inc.’s Management Plan	$29.53	$43.61
Leveraged Buyout Analysis	$32.37	$41.85
Comparable Transactions Analysis	$29.50	$38.30
Premiums Paid Analysis	$38.65	$41.50

Comparable Companies Analysis

Wachovia Securities reviewed certain financial information of publicly traded companies in the casual dining restaurant industry that it deemed comparable to OSI as determined by reviewing the sales and earnings growth and other financial characteristics detailed in the projections provided by OSI’s management. The Comparable

Companies Analysis attempts to provide an implied value of a company by comparing it to similar publicly-traded companies. The comparable companies analyzed are set forth below:

(In millions, except per share values)

Company Name		Price (1)		% of 52	Shares	Mkt.	Enterprise	LTM Financials			Enterprise Value/				P/E Multiples				Growth	2007(E)
Latest Qtr.-FYE	Ticker	Low-High		Week High	Out.	Value	Value(2)	Sales	EBITDA	% Margin	LTM EBITDA		LTM EBIT		2007(E)		2008(E)		Rate	PEG Ratio

Darden Restaurants, Inc.(3)	DRI	$45.34		97.3%	141.4	$6,410.3	$7,120.1	$5,896.3	$784.2	13.3%	9.1	x	12.8	x	17.9	x	17.1	x	12.0%	148.8%
2/25/07 — May		$32.91 - $46.59
Brinker International, Inc.	EAT	$33.64		94.1%	113.5	3,817.6	4,338.8	4,307.5	520.4	12.1%	8.3	x	13.2	x	18.9	x	16.4	x	14.5%	130.2%
3/28/07 — June		$20.99 - $35.74
Applebee’s International, Inc.(4)	APPB	$26.91		92.5%	74.7	2,008.9	2,148.4	1,336.8	205.9	15.4%	10.4	x	15.5	x	22.6	x	20.1	x	15.0%	150.8%
4/1/07 — December		$17.29 - $29.08
Ruby Tuesday, Inc.(3)(4)	RT	$27.41		89.0%	54.3	1,488.5	1,893.0	1,417.7	247.8	17.5%	7.6	x	11.0	x	16.2	x	13.7	x	14.9%	109.2%
3/6/07 — June		$21.03 - $30.80
Landry’s Restaurants, Inc.	LNY	$29.90		90.7%	22.0	658.5	1,497.5	1,093.3	152.8	14.0%	9.8	x	14.8	x	16.3	x	N/A		9.8%	167.6%
12/31/06 — December		$26.11 - $32.98
RARE Hospitality, Inc.(3)	RARE	$29.52		85.6%	30.6	902.8	1,059.6	992.7	116.1	11.7%	9.1	x	13.4	x	18.2	x	15.8	x	18.0%	101.2%
12/31/06 — December		$24.98 - $34.48

		Mean:	(5)	91.3%	72.4	$2,655.5	$3,181.8	$2,741.5	$364.3	13.7%	8.8	x	13.0	x	17.5	x	15.7	x	13.8%	131.4%

		Median:	(5)	90.7%	54.3	$1,488.5	$1,893.0	$1,417.7	$247.8	13.3%	9.1	x	13.2	x	17.9	x	16.1	x	14.5%	130.2%

OSI Restaurant Partners, Inc.(3)	OSI	$40.30		97.0%	75.5	3,043.5	3,283.4	4,012.9	369.4	9.2%	8.9	x	20.2	x	23.8	x	20.9	x	15.0%	159.0%
3/31/07 — December		$27.30 - $41.55
Buyer Group Offer		$41.15									9.1	x

(1)	Prices and earnings estimates obtained from the First Call Network on May 18, 2007.

(2)	Market value of equity plus net debt. Equity value determined by basic shares outstanding.

(3)	Denotes a company that holds a large portion of real estate.

(4)	Denotes a company that has a significant amount of franchised restaurants.

(5)	Mean and median exclude Applebee’s International, Inc.

Note: Operating results normalized for unusual and non-recurring expenses. Includes non-cash stock based compensation expense.

Although certain non-public restaurant companies might be considered comparable, they were not included in the analysis because no valuation information was publicly available for these companies. No company used in the comparable companies analysis possessed characteristics identical to those of OSI. Accordingly, an analysis of the results of the comparable companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies, as well as other factors that could affect the public trading value of the selected companies and OSI. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data. Wachovia Securities performed this analysis to understand the range of estimated price to earnings, or P/E ratio, estimated price to earnings to growth rate, or PEG ratio, and multiples of estimated earnings before interest, taxes, depreciation and amortization for the last 12 months, subject to certain adjustments, commonly referred to as adjusted LTM EBITDA (“Adjusted EBITDA”), of these comparable companies based upon market prices. In addition, Wachovia Securities reviewed certain operating metrics for these companies, such as operating profit margin and growth rates of earnings per share over a five-year time period to analyze the relative valuation of these companies. Wachovia Securities calculated certain financial ratios of these comparable companies based on the most recent publicly available information, including multiples of:

•	estimated P/E ratio for the fiscal years 2007 and 2008;

•	estimated PEG ratio for the fiscal year 2007; and

•	enterprise value to LTM EBITDA as of March 31, 2007.

Based in part on the multiples described above and the multiples calculated for all of the companies mentioned on page S-22, Wachovia Securities derived indications of the aggregate value of OSI by applying multiples ranging from 7.6x to 9.8x OSI’s Adjusted EBITDA as of March 31, 2007 of $369,400,000. Wachovia Securities utilized these selected multiples after considering the current market conditions and the size and diversification of operations of the comparable companies, among other things. The resulting indicated range of value was

$34.60 to $43.75, as compared to the merger consideration of $41.15 per share. The financial data considered as part of this analysis included, among other things:

					Comparable Company Values
	OSI		OSI(1)(2)		Mean		Median

Enterprise Value to LTM EBITDA	9.1	x	8.9	x	8.8	x	9.1x
Enterprise Value to LTM EBIT			20.2	x	13.0	x	13.2x
Price per Share to CY 2007 EPS Estimate			23.8	x	17.5	x	17.9x
Price per Share to CY 2008 EPS Estimate			20.9	x	15.7	x	16.1x
Price to 2007 Earnings to Growth Rate Ratio			159.0%		131.4%		130.2%

(1)	Based on OSI current share price of $40.30 as of May 18, 2007.

(2)	OSI 2007 and 2008 earnings estimates based on estimates provided by management.

Note: Operating results normalized for unusual and non-recurring expenses. Includes non-cash stock based compensation expense.

Discounted Cash Flow Analysis

Wachovia Securities performed a discounted cash flow analysis of OSI as a stand-alone entity. The Discounted Cash Flow Analysis attempts to establish the intrinsic value of the operating assets of the Company by applying a discount rate derived from the Company’s weighted average cost of capital to determine the present value of each of the free cash flows of the business over the projection period and the terminal value of the business beyond the provided projection horizon. Wachovia Securities calculated the discounted cash flow values for OSI as the sum of the present values of:

•	the projected future free cash flows that OSI would generate for the period beginning March 31, 2007 through the fiscal year ending 2011, the calculation of which is unlevered net income (equal to operating income, tax-effected at a 31.5% tax rate) plus depreciation and amortization expense, less capital expenditures, less changes in working capital, plus other non-cash expense items and other nonrecurring items; and

•	the terminal value of OSI at the end of that period.

The estimated future free cash flows were based on OSI’s management’s estimates for both a base and downside plan for the years 2007 through 2011 (see “Financial Forecast” on page 182 of the definitive proxy statement) with the referenced EBITDA inclusive of certain non-cash, non-recurring adjustments, which were also provided by management. The terminal value multiples for OSI were calculated based on projected 2011 EBITDA, a range of exit multiples, which represent the estimated trading multiple of a certain financial metric, such as EBITDA, at the final year of the projection horizon, from 6.5x to 7.5x (based on estimated long-term historical range of comparable trading multiples and recognizing that such multiple does not reflect any control premium present at time of valuation), and a range of perpetuity growth rates, which represent a constant nominal rate at which the Company’s free cash flow is expected to grow annually beyond the projection horizon, of 1.5% to 2.5% (based on an estimated range of long-term nominal growth rates consistent with mature companies in the restaurant industry). Wachovia Securities used discount rates ranging from 9.0% to 11.0% for OSI based on Wachovia Securities’ judgment of the estimated weighted average cost of capital of OSI (after performing a detailed analysis on the Company’s weighted average cost of capital). The discounted cash flow analysis is set forth below. Based on this analysis, Wachovia Securities derived a range of implied values per share of OSI common stock of $32.61 to $44.09, as compared to the merger consideration of $41.15 per share. Although discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of OSI’s present or future value or results.

MANAGEMENT’S DOWNSIDE CASE

		Price Per Share							Price Per Share
		Free Cash Flow Growth After 2011							Multiple of 2011 EBITDA
		1.50%	1.75%	2.00%	2.25%	2.50%			6.5x	6.8x	7.0x	7.3x	7.5x

WACC	9.0%	$35.73	$36.82	$37.98	$39.23	$40.58	WACC	9.0%	$38.46	$39.70	$40.93	$42.17	$43.40
	9.5%	33.18	34.12	35.11	36.18	37.33		9.5%	37.65	38.86	40.06	41.27	42.48
	10.0%	30.93	31.75	32.61	33.53	34.51		10.0%	36.86	38.04	39.22	40.40	41.58
	10.5%	28.94	29.65	30.40	31.20	32.05		10.5%	36.08	37.24	38.39	39.55	40.71
	11.0%	27.15	27.78	28.44	29.14	29.89		11.0%	35.33	36.46	37.59	38.72	39.85

MANAGEMENT PLAN

		Price Per Share							Price Per Share
		Free Cash Flow Growth After 2011							Multiple of 2011 EBITDA
		1.50%	1.75%	2.00%	2.25%	2.50%			6.5x	6.8x	7.0x	7.3x	7.5x

WACC	9.0%	$41.52	$42.78	$44.12	$45.57	$47.12	WACC	9.00%	$43.25	$44.62	$45.99	$47.36	$48.74
	9.5%	38.58	39.66	40.82	42.05	43.37		9.50%	42.35	43.69	45.03	46.37	47.71
	10.0%	35.99	36.93	37.93	38.99	40.13		10.00%	41.46	42.78	44.09	45.40	46.72
	10.5%	33.68	34.51	35.38	36.31	37.29		10.50%	40.61	41.89	43.18	44.46	45.75
	11.0%	31.63	32.35	33.12	33.93	34.79		11.00%	39.77	41.02	42.28	43.54	44.80

Note: Price per share calculated using fully diluted shares outstanding, which includes both vested and unvested options and restricted stock. Diluted options are calculated using the treasury stock method at the trading share price of $32.43 as of November 3, 2006.

Analysis of Present Value of Future Share Price

Wachovia Securities utilized the Analysis of Present Value of Future Share Price to determine the equivalent share price as of the date of the opinion, assuming that the Company’s shares will trade in the public markets based on the financial projections at that time, according to prevalent forward equity trading multiples. The equivalent price at the time of the opinion is attained by applying a discount rate of the Company’s cost of equity, as estimated today, to the projected share price derived in the previously described analysis. In conducting its analysis of the present value of OSI’s future share price, Wachovia Securities utilized OSI’s management’s earnings per share projections for both a base and downside plan for the years 2007 through 2011. Wachovia Securities extrapolated potential future share prices at the end of each of 2007 and 2008 by applying a one-year forward multiple range of 15.0x to 17.0x based on OSI’s historical P/E range, and by applying a discount rate of 10.9% based on Wachovia Securities’ judgment of the estimated cost of equity. This judgment as to the estimated cost of equity was based in part on Wachovia Securities’ analysis of the financial and stock volatility metrics of companies comparable to OSI. The analysis resulted in a range of theoretical values per share of OSI common stock of $29.53 to $43.61, as compared to the merger consideration of $41.15 per share.

Leveraged Buyout Analysis

Wachovia Securities performed a leveraged buyout analysis to ascertain the price at which an acquisition of OSI may be attractive to a potential financial buyer, assuming certain market-based investment return requirements for financial sponsors as well as the possible exit multiples attainable after an assumed investment horizon. The analysis of the value of OSI in a leveraged buyout scenario was based upon market-based capital structure assumptions used in the industry when performing this analysis and OSI management’s estimates for both a base and downside plan for the years 2007 through 2011 (see “Financial Forecast” on page 182 of the definitive proxy statement) with the referenced EBITDA inclusive of certain non-cash, non-recurring adjustments, which were also provided by management. Targeted five-year returns on equity, the effective annual increase over the financial buyer’s original equity investment over the term of its investment period, of 19% to 25% (the estimated range of required returns for financial sponsors within recent and historical transactions) and an exit multiple of 6.0x to 8.0x (estimated range of exit multiples utilized by financial sponsors and which reflects varying financing market conditions over time and the addition of possible control premiums) estimated 2011 EBITDA were assumed. Wachovia Securities used its own estimates of (a) a financial buyer’s expected return on equity and (b) the expected EBITDA multiple at the end of the assumed holding period by a financial buyer, based on its experience in comparable transactions. Wachovia Securities believed that the combination of these assumptions was comparable to those likely to be used by potential competing bidders in a potential leveraged buyout of OSI. Based on these assumptions, the resulting range of implied leveraged acquisition equity values was $32.37 to $41.85 per share, as compared to the merger consideration of $41.15 per share.

Comparable Transactions Analysis

Using publicly available information, Wachovia Securities reviewed the multiples implied in certain change of control transactions involving companies participating in industries deemed by Wachovia Securities to be comparable to the industry in which OSI participates. A Comparable Transaction Analysis generates an implied value of a company based on publicly available financial terms of selected comparable change of control transactions involving companies that share certain characteristics with the company being valued. However, no company or transaction utilized in the comparable transaction analysis is identical to OSI or the merger. The review focused on selected consummated and proposed transactions between 2002 and the date of Wachovia Securities’ opinion. These comparable transactions included mergers and/or acquisitions in the restaurant industry. The comparable transactions included transactions falling within these criteria in the time frame used that were identified by Wachovia Securities and for which Wachovia Securities was able to identify reliable valuation statistics. The proposed transactions may not ultimately be consummated. Below is a list of the transactions reviewed:

($ in millions)

			Income Statement Data				Valuation Data
			Latest Twelve Months				Equity
						Net	Market	Enterprise	EV/		EV/		EV/
Target Company	Acquiring Company	Transaction Date	Sales	EBITDA	EBIT	Income	Value	Value(1)	Sales		EBITDA		EBIT

Lone Star Steakhouse and Saloon	Lone Star Funds	December 13, 2006	$677.6	$45.9	$22.8	$17.2	$624.3	$566.1	0.8	x	12.3	x	24.8	x
Logan’s Roadhouse	Bruckmann, Rosser, Sherrill	December 6, 2006	411.7	46.5	32.2	17.3	300.6	486.0	1.2	x	10.4	x	15.1	x
Joe’s Crab Shack	JH Whitney Capital Partners	November 17, 2006	N/A	N/A	N/A	N/A	N/A	192.0	N/A		N/A		N/A
Ryan’s Restaurant Group Inc.	Buffets Inc	November 1, 2006	822.5	98.9	63.5	36.5	706.2	832.1	1.0	x	8.4	x	13.1	x
Real Mex Restaurants, Inc	Sun Capital Partners, Inc.	August 21, 2006	549.9	57.6	39.7	14.7	359.0	359.0	0.7	x	6.2	x	9.0	x
Main Street Restaurant Group	Briad Main Street, Inc.	June 29, 2006	243.6	18.2	8.2	2.9	120.7	143.6	0.6	x	7.9	x	17.4	x
Dave & Buster’s, Inc.	Wellspring Capital	March 8, 2006	453.6	63.1	21.3	9.2	271.4	359.9	0.8	x	5.7	x	16.9	x
Fox & Hound Restaurant Group	Newcastle Partners and	February 24, 2006	164.7	22.1	12.4	8.5	175.3	182.2	1.1	x	8.2	x	14.7	x
	Steel Partners
Worldwide Restaurant Concepts	Pacific Equity Partners	September 22, 2005	359.5	24.5	12.1	8.1	219.4	201.4	0.6	x	8.2	x	16.6	x
Quality Dining	Management	April 13, 2005	239.5	23.0	12.6	3.7	37.2	116.1	0.5	x	5.1	x	9.2	x
Mimi’s Café	Bob Evans	July 7, 2004	252.6	19.0	10.7	(0.1)	107.9	182.0	0.7	x	9.6	x	17.0	x
Garden Fresh Restaurant Corp.	Fairmont Capital	March 10, 2004	220.5	24.7	10.3	3.8	103.8	131.6	0.6	x	5.3	x	12.8	x
Ninety-Nine Restaurants, Inc.	O’Charley’s, Inc.	January 27, 2003	196.4	27.2	21.5	17.6	157.3	147.3	0.8	x	5.4	x	6.9	x
		Mean:	$382.7	$39.2	$22.3	$11.6	$265.3	$299.9	0.8	x	7.7	x	14.5	x
		Median:	306.1	26.0	16.9	8.8	197.4	192.0	0.7	x	8.1	x	14.9	x

(1)	Market value of equity plus net debt.

Wachovia Securities performed this analysis to understand the range of multiples of EBITDA paid or proposed to be paid in these comparable transactions and to estimate the comparable value of OSI. Accordingly, an analysis of the resulting multiples of the selected transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and the selected transactions and other factors that may have affected the selected transactions and/or affect the merger. The analysis showed that the median multiple of transaction value to EBITDA, based on publicly available information, for the 12 months prior to the announcement of the transaction for the comparable transactions was 8.1x. EBITDA was not available for the three transactions which have an asterisk in the table above. Based in part on the foregoing multiples and qualitative judgments concerning differences between the characteristics of these transactions and the merger, Wachovia Securities derived indicative aggregate values of OSI by applying multiples ranging from 6.5x to 8.5x to OSI’s Adjusted EBITDA as of March 31, 2007, of $369,400,000. The resulting range of per share values based on the analysis of comparable transactions was $29.50 to $38.30 per share, as compared to the merger consideration of $41.15 per share.

Analysis of Transaction Premiums Paid

Using publicly available information, Wachovia Securities reviewed the control premiums paid or payable in certain change of control transactions involving publicly traded target companies in order to compare the premium paid over the Company’s present and historical share prices to that paid in past transactions. The review focused on consummated and proposed transactions between January 1, 2002 and the date of Wachovia Securities’ opinion. These transactions included mergers and/or proposed acquisitions across all industries with transaction values between $1 billion and $10 billion. The 330 transactions analyzed included transactions falling within these criteria in the time frame used that were identified by Wachovia Securities and for which Wachovia Securities was able to identify reliable valuation statistics. Some of the proposed transactions utilized in this analysis may not ultimately be consummated. Wachovia Securities performed this analysis to understand the one-day prior, one-week prior, and four-weeks prior offer premiums paid or proposed to be paid relative to the target company share price at transaction announcement, and to estimate the comparable value of OSI. The analysis showed median one-day prior, one-week prior and four-weeks prior offer premiums paid or payable of 19.3%, 21.0% and 24.5%, respectively. Wachovia Securities applied the median premiums paid or payable to OSI’s unaffected stock price and historical stock prices prior to November 6, 2006. The analysis resulted in a range of implied values per share of OSI common stock of $38.65 to $41.50, as compared to the merger consideration of $41.15 per share.

Miscellaneous

Wachovia Securities is acting as financial advisor to the special committee in connection with the merger. Under the terms of its engagement, OSI has agreed to pay Wachovia Securities a transaction fee, payable upon consummation of any transaction or series of transactions in which a third party acquires directly or indirectly at least 50% of the stock, assets, revenues, income or business of OSI, or otherwise gains control of OSI. Since this transaction fee is contingent upon the consummation of a transaction, and since the consummation of a transaction is unlikely to occur in the absence of a favorable fairness opinion, Wachovia Securities has an incentive for a transaction to be consummated. The transaction fee payable to Wachovia Securities, approximately $13 million, is equal to the sum of (x) 0.35% of the purchase price paid in connection with any such sale transaction, up to a purchase price that reflects a price per share of $40.00 or less, and (y) 1.5% of the amount, if any, by which the purchase price paid in the sale transaction exceeds a purchase price implied by a price per share of $40.00. OSI has also agreed to reimburse Wachovia Securities for expenses reasonably incurred in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Wachovia Securities and certain related persons for various liabilities related to or arising out of its engagement, including liabilities arising under the federal securities laws.

Wachovia Securities has executed advisory and financing transactions on behalf of portfolio companies of Bain Capital as well as, in certain instances, investor groups which included affiliates of Bain Capital, and executed financing transactions on behalf of investor groups including Catterton and its affiliates. For rendering these services (all of which were unrelated to this transaction), these portfolio companies of Bain Capital and such investor groups including affiliates of Bain Capital made payments to Wachovia Securities totaling approximately $2 million in 2005, and $25 million in 2006, and the investor groups including Catterton and its affiliates made payments to Wachovia Securities of less than approximately $50,000 in 2005 and approximately $500,000 in 2006. For the lending and banking services currently being provided by affiliates of Wachovia Securities to the Company, such affiliates have received compensation (excluding interest payments) of approximately $700,000 in 2006 and an amount which is not available for 2005. For the loans and guarantees currently outstanding to executives and board members of the Company, affiliates of Wachovia Securities received no material compensation (excluding interest expenses) in 2006 and insufficient information is available for 2005. In addition, Wachovia Insurance Services, an affiliate of Wachovia Securities, provides full outsourced risk management services for the Company. For such services, Wachovia Insurance Services received compensation of approximately $3.6 million in 2006 and approximately $3.4 million in 2005.

In addition, in the ordinary course of its business, Wachovia Securities may actively trade securities of OSI for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. The special committee selected Wachovia Securities as its financial advisor in connection with the merger because Wachovia Securities is a nationally recognized investment banking firm with experience in similar transactions and also because of the special committee’s belief that Wachovia Securities’ familiarity with OSI enhanced its ability to advise the special committee. Wachovia Securities is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic alliances, competitive bids and private placements.

Certain Effects of the Merger

The table below sets forth the interest in voting shares of OSI and the interest in OSI’s net book value and net earnings for certain of the OSI Investors before and after the merger, based on the historical net book value of OSI as of December 31, 2006 and the historical net earnings of OSI for the year ended December 31, 2006.

				Fully Diluted Expected Ownership of OSI
	Ownership of OSI Prior to the Merger(1)			After the Merger
		Net Earnings			Net Earnings
		for the			for the
		Year	Net Book		Year	Net Book
		Ended	Value as of		Ended	Value as of
		December 31,	December 31,		December 31,	December 31,
	% Ownership	2006	2006	% Ownership	2006	2006

Chris T. Sullivan	3.3%	$3,305,280	$40,300,029	4.70%	$4,075,452	$57,397,001
Robert D. Basham	5.7%	5,809,280	70,830,354	6.49%	6,497,528	79,256,724
J. Timothy Gannon	0.9%	801,280	9,769,703	0.91%	911,056	11,113,038
A. William Allen, III	0.9%	901,440	10,990,917	1.85%	1,852,146	22,592,441
Paul E. Avery	1.0%	1,001,600	12,212,130	1.35%	1,351,566	16,486,376
Joseph J. Kadow	0.3%	300,480	3,665,639	0.54%	540,626	6,594,550
Dirk Montgomery	0.1%	100,160	1,221,213	0.45%	450,522	5,495,459

Total	12.2%	$12,219,520	$148,987,976	16.00%	$15,678,896	$198,935,589

(1)	Based upon beneficial ownership as of March 28, 2007, net income for the year ended December 31, 2006 and net book value as of December 31, 2006.

Financing

Equity Financing

Bain Capital Fund IX, L.P. has delivered an equity commitment letter for $925,000,000 to Parent, and Catterton VI Funds has delivered an equity commitment letter for $150,000,000 to Parent. These commitments constitute all of the equity portion of the merger financing, other than shares of OSI common stock exchanged for Parent common stock by the OSI Investors.

Each of the equity commitment letters provides that the equity funds will be contributed to fund, and to the extent necessary to fund, the merger and the other transactions contemplated by the amended merger agreement, including the payment of the merger consideration, repayment of our debt, and payment of related fees and expenses and for no other purpose. Each of the equity commitments is generally subject to certain other terms contained therein, including the satisfaction or waiver at the closing of the conditions precedent to the obligations of Parent to consummate the merger. The terms of each of the equity commitment letters will expire automatically upon the earliest to occur of (i) the termination of the amended merger agreement; (ii) the assertion by us or any of our controlled affiliates of a claim in a proceeding against Parent, Merger Sub, the equity investor or any related person that directly or indirectly arises out of or relates to such equity commitment letter, the equity investor’s limited guaranty, the amended merger agreement or any of the transactions contemplated by them or the amended merger agreement; or (iii) June 19, 2007.

In addition, subject to the consent of Parent, a portion of the commitment of each of Bain Capital Fund IX, L.P. and Catterton VI Funds may be assigned to other affiliated and/or non-affiliated investors. Bain Capital Fund IX, L.P. and Catterton VI Funds have informed Parent and OSI that they may syndicate a portion of their respective equity commitments to other investors, and such syndication efforts may include investments by existing shareholders of OSI, other affiliates of OSI, limited partners of Bain Capital Funds and their co-investors or unaffiliated investors. The terms and conditions of any such investments would be subject to negotiations and discussions among Bain Capital Funds and Catterton VI Funds and the potential investors.

Debt Financing

In connection with the amendment of the merger agreement, on May 21, 2007, Merger Sub and the Financing Sources (defined below) have amended the November 5, 2006 debt commitment letter (the “Original Debt Commitment Letter”) from Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Bank of America, N.A., Banc of America Bridge LLLC, and Banc of America Securities LLC (collectively, the “Financing Sources”), which letter provided committed financing for (i) $1.35 billion in senior secured credit facilities, (ii) $800,000,000 under a senior unsecured bridge facility and (iii) $530,000,000 under a new senior real estate bridge facilities. The May 21, 2007 amendment extends the financing debt commitments in the Original Debt Commitment Letter to coincide with the termination date set forth in the amended merger agreement. The May 21, 2007 amendment did not otherwise amend or modify the debt financings contemplated by the Original Debt Commitment Letter or the amount of the committed debt financings as described in the definitive proxy statement. The final terms of the debt financing remain subject to agreement and accordingly, the terms and amounts of the debt financing arrangements may differ from those set forth in the definitive proxy statement and, in certain cases, such differences may be significant. Except as described herein and in the definitive proxy statement, there is no current plan or arrangement to finance or repay the debt financing arrangements.

As of the date of this supplement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in the definitive proxy statement is not available as anticipated.

Interests of Our Directors and Executive Officers in the Merger

The following information reflects the effects of the May 21 amendment and updates certain information presented in “Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page 65 of the definitive proxy statement.

Stock Options, Restricted Stock and Other Equity-Based Awards

As of the effective time of the merger:

•	each outstanding option to purchase shares of our common stock held by a director or executive officer, whether vested or unvested, will be canceled and converted into the right to receive a cash payment equal to the excess (if any) of the $41.15 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes;

•	each holder under our Directors’ Deferred Compensation Plan, as amended, will be entitled to $41.15 per each notional share held under such holder’s account;

•	each award of restricted stock held by an executive officer or director that is not exchanged for Parent common stock will be converted into the right to receive $41.15 per share in cash, plus certain earnings thereon, less any applicable withholding taxes, payable on a deferred basis at the time the underlying restricted stock would have vested under its terms as in effect immediately prior to the effective time and subject to the satisfaction by the holder of all terms and conditions to which such vesting was subject; provided, however, that the holder’s deferred cash account will become immediately vested and payable upon termination of such holder’s employment by us without cause or upon such holder’s death or disability.

We estimate the amounts that will be payable to each OSI named executive officer in settlement of stock options as follows: Mr. Allen, $3,828,000, Mr. Avery, $11,448,450 and Mr. Kadow, $2,384,000. We estimate the aggregate amount that will be payable to all directors and executive officers in settlement of stock options, restricted stock (other than restricted stock held by Mr. Allen, Mr. Kadow and Mr. Montgomery) and other equity-based awards to be approximately $22,013,561. Mr. Allen, Mr. Kadow and Mr. Montgomery will contribute their restricted OSI stock to Parent in exchange for common stock of Parent.

Arrangements with Mr. Sullivan, Mr. Basham and Mr. Gannon

Immediately prior to the effective time of the merger, Mr. Sullivan (and certain holders associated with Mr. Sullivan), Mr. Basham and Mr. Gannon are expected to exchange approximately 1,550,692, 2,151,163 and 300,000 shares of OSI common stock, respectively, for Parent common stock representing approximately 4.70%, 6.49% and 0.91%, respectively, of the fully-diluted outstanding common stock of Parent immediately following the closing. Messrs. Sullivan, Basham and Gannon have agreed with Parent that their shares (excluding shares held by associates of Mr. Sullivan) will be exchanged at a per share valuation of $40.00 per share.

Messrs. Sullivan, Basham and Gannon have agreed with Parent that they will receive only $40 per share in cash for their shares (other than the shares they will be contributing to Parent in exchange for Parent common stock) in a sale transaction with a member of the investor group to be consummated immediately prior to, but expressly conditioned upon, the consummation of the merger.

Consideration to be Received by Directors and Executive Officers

The following table reflects the consideration expected to be received by each of our directors, director emeritus and executive officers in connection with the merger based on their holdings as of the record date:

	Cash Merger
	Consideration	Parent
	to be Received	Common Stock		Restricted
	from the	to be Issued	Cash to be	Stock
	Conversion of	in Exchange	Received	to be	Deferred	Cash	Annual
	OSI	for OSI	from OSI	Received	Compensation	Bonus	Management	Total
	Common Stock	Common Stock	Options	in Parent	Units	Pool	Fee	Consideration
	$	$(1)	$	$	$	$	$	$

Robert D. Basham(2)	$89,585,237	$88,520,357	$0	$0	$0	$0	$3,043,477	$181,149,071
John A. Brabson	$865,426	$0	$40,958	$0	$218,514	$0	$0	$1,124,898
W.R. Carey	$0	$0	$0	$0	$421,173	$0	$0	$421,173
Debbi Fields	$25,719	$0	$0	$0	$393,797	$0	$0	$419,516
General (Ret) Tommy Franks	$107,113	$0	$0	$0	$142,466	$0	$0	$249,580
Thomas A. James	$350,104	$0	$474,750	$0	$0	$0	$0	$824,854
Lee Roy Selmon	$0	$0	$0	$0	$213,975	$0	$0	$213,975
Chris T. Sullivan(2)	$40,100,181	$63,810,976	$0	$0	$0	$0	$2,191,304	$106,102,461
Toby S. Wilt	$1,234,500	$0	$1,176,750	$0	$234,324	$0	$0	$2,645,574
J. Timothy Gannon(2)	$14,059,432	$12,345,000	$0	$0	$0	$0	$365,219	$26,769,651
A. William Allen III	$8,230,000	$18,517,500	$3,828,000	$0	$0	$1,360,000	$0	$31,935,500
Paul E. Avery	$744,815	$0	$11,448,450	$12,345,000	$0	$1,360,000	$0	$25,898,265
Dirk A. Montgomery	$0	$4,115,000	$0	$0	$0	$585,000	$0	$4,700,000
Joseph J. Kadow	$0	$3,086,250	$2,384,000	$0	$0	$550,000	$0	$6,020,250
Michael W. Coble	$0	$0	$523,600	$0	$0	$0	$0	$523,600
Steven T. Shlemon	$66,169	$3,061,560	$0	$0	$0	$0	$0	$3,127,729
Jeffrey S. Smith	$437,054	$0	$510,400	$0	$0	$0	$0	$947,454

(1)	The shares expected to be received by Mr. Allen, Mr. Montgomery and Mr. Kadow in exchange for their restricted stock of OSI are expected to vest at a rate of 20% on each of the first five anniversaries of the closing, subject to acceleration in certain circumstances. In addition, it is expected that Parent will establish a new option plan providing for awards of an aggregate of 2.5% of its common stock outstanding as of the closing of the merger, with options representing 1.75% of its common stock expected to be granted as of closing and allocated 26% to Mr. Allen, 24% to Mr. Avery, 16.7% to Mr. Kadow, 8% to Mr. Montgomery and the remaining 25.3% to other members of OSI management. The allocation of this 25.3% and the terms and conditions, including vesting and exercise terms, have not yet been determined.

(2)	The dollar amounts reflected in the table above for Mr. Sullivan (which includes certain holders associated with Mr. Sullivan), Mr. Basham and Mr. Gannon were calculated based on the revised merger consideration of $41.15 per share. However, Mr. Sullivan, Mr. Basham and Mr. Gannon have agreed with Parent that they will receive only $40 per share in cash for their shares (other than shares they will be contributing to Parent in exchange for Parent common stock) in a sale transaction with a member of the investor group.

SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT

The following describes the material provisions of the May 21 amendment to the merger agreement, but is not intended to be an exhaustive discussion of the May 21 amendment. We encourage you to read the May 21 amendment, as well as the merger agreement as in effect prior to May 21, carefully in its entirety. The rights and obligations of the parties are governed by the express terms of the merger agreement, as amended, and not by this summary or any other information contained in this supplement.

The following summary is qualified in its entirety by reference to the May 21 amendment, which is attached to this supplement as Annex A and incorporated by reference into this supplement.

Merger Consideration

The May 21 amendment provides for an increase in the amount of consideration payable to OSI stockholders if the merger is completed to $41.15 per share in cash, without interest, from $40.00 per share. Messrs. Sullivan, Basham and Gannon, OSI’s founders, have agreed with Parent that they will receive only $40 per share in cash for their shares (other than the shares they will be contributing to Parent in exchange for Parent common stock) in a sale transaction with a member of the investor group to be consummated immediately prior to, but expressly conditioned upon, the consummation of the merger.

Required Vote

The May 21 amendment revises the closing condition that required a majority of the outstanding shares of our common stock entitled to vote at the special meeting to vote for the adoption of the original merger agreement, without consideration as to the vote of the OSI Investors. The May 21 amendment provides that, in addition to the affirmative vote of a majority of the outstanding shares of our common stock required under Delaware law, we must obtain, as a condition to the closing of the merger, the affirmative vote of the holders, as of the record date, of a majority of the number of shares of our common stock held by holders that are not OSI Investors, voting together as a single class, to adopt the amended merger agreement and the merger.

Dividends

Under the May 21 amendment, we have agreed not to pay our regular quarterly cash dividend prior to the closing of the transactions contemplated by the amended merger agreement or termination of the amended merger agreement.

Termination

The parties to the amended merger agreement have agreed not to terminate the amended merger agreement under Section 7.1(b) of the amended merger agreement prior to the close of business on June 19, 2007.

Representations and Warranties

The May 21 amendment provides customary representations and warranties of the parties in connection with the execution of the amendment.

UPDATED FINANCIAL INFORMATION

Consolidated Financial Statements

OSI Restaurant Partners, Inc.

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, UNAUDITED)

	March 31,	December 31,
	2007	2006

ASSETS
Current Assets
Cash and cash equivalents	$69,768	$94,856
Short-term investments	1,879	681
Inventories	83,543	87,066
Deferred income tax assets	24,492	22,092
Other current assets	63,054	110,501

Total current assets	242,736	315,196
Property, fixtures and equipment, net	1,555,758	1,548,926
Investments in and advances to unconsolidated affiliates, net	25,519	26,269
Deferred income tax assets	89,229	69,952
Goodwill	150,107	150,278
Intangible assets	26,008	26,102
Other assets	92,990	89,914
Notes receivable collateral for franchisee guarantee	32,450	31,950

	$2,214,797	$2,258,587

OSI Restaurant Partners, Inc.

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, UNAUDITED)

	March 31,	December 31,
	2007	2006

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$141,692	$165,674
Sales taxes payable	18,832	22,978
Accrued expenses	109,993	97,134
Current portion of partner deposit and accrued buyout liability	15,833	15,546
Unearned revenue	127,490	186,977
Income taxes payable	19,004	15,497
Current portion of long-term debt	38,936	60,381

Total current liabilities	471,780	564,187
Partner deposit and accrued buyout liability	106,503	102,924
Deferred rent	75,786	73,895
Long-term debt	155,598	174,997
Guaranteed debt	35,078	34,578
Other long-term liabilities	77,709	49,864

Total liabilities	922,454	1,000,445

Commitments and contingencies Minority interests in consolidated entities	37,823	36,929

Stockholders’ Equity Common stock, $0.01 par value, 200,000 shares authorized; 78,750 and 78,750 shares issued; 75,539 and 75,127 shares outstanding as of March 31, 2007 and December 31, 2006, respectively	788	788
Additional paid-in capital	276,894	269,872
Retained earnings	1,100,230	1,092,271
Accumulated other comprehensive income	7,192	8,388

	1,385,104	1,371,319
Less treasury stock, 3,211 and 3,623 shares at March 31, 2007 and December 31, 2006, respectively, at cost	(130,584)	(150,106)

Total stockholders’ equity	1,254,520	1,221,213

	$2,214,797	$2,258,587

See notes to unaudited consolidated financial statements.

OSI Restaurant Partners, Inc.

CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA, UNAUDITED)

	Three Months Ended
	March 31,
	2007	2006

Revenues
Restaurant sales	$1,061,363	$986,734
Other revenues	5,253	5,626

Total revenues	1,066,616	992,360

Costs and expenses
Cost of sales	376,148	359,700
Labor and other related	292,656	269,975
Other restaurant operating	238,054	216,429
Depreciation and amortization	41,004	35,505
General and administrative	67,240	54,122
Provision for impaired assets and restaurant closings	5,296	2,532
Loss (income) from operations of unconsolidated affiliates	708	(628)

Total costs and expenses	1,021,106	937,635

Income from operations	45,510	54,725
Other income (expense), net	—	(328)
Interest income	901	557
Interest expense	(3,404)	(2,371)

Income before provision for income taxes and elimination of minority interest	43,007	52,583
Provision for income taxes	13,898	16,724

Income before elimination of minority interest	29,109	35,859
Elimination of minority interest	1,499	3,628

Net income	$27,610	$32,231

Basic earnings per common share
Net income	$0.37	$0.44

Basic weighted average number of shares outstanding	74,407	74,083

Diluted earnings per common share
Net income	$0.36	$0.42

Diluted weighted average number of shares outstanding	77,166	77,111

Cash dividends per common share	$0.13	$0.13

See notes to unaudited consolidated financial statements.

OSI Restaurant Partners, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, UNAUDITED)

	Three Months Ended
	March 31,
	2007	2006

Cash flows from operating activities:
Net income	$27,610	$32,231
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	41,004	35,505
Provision for impaired assets and restaurant closings	5,296	2,532
Stock-based compensation expense	14,043	19,969
Income tax benefit credited to equity	2,113	5,239
Excess income tax benefits from stock-based compensation	(983)	(3,047)
Minority interest in consolidated entities’ income	1,499	3,628
Loss (income) from operations of unconsolidated affiliates	708	(628)
Benefit from deferred income taxes	(19,106)	(12,753)
Loss on disposal of property, fixtures and equipment	2,552	284
Change in assets and liabilities, net of effects of acquisitions:
Decrease (increase) in inventories	3,523	(42)
Decrease (increase) in other current assets	45,048	(19,175)
Increase in other assets	(3,146)	(634)
Decrease in accounts payable, sales taxes payable and accrued expenses	(15,257)	(3,762)
Increase in deferred rent	1,891	2,485
Decrease in unearned revenue	(59,487)	(56,325)
Increase in income taxes payable	3,507	19,253
Increase (decrease) in other long-term liabilities	26,232	(757)

Net cash provided by operating activities	77,047	24,003

Cash flows used in investing activities:
Purchase of investment securities	(2,104)	(1,934)
Maturities and sales of investment securities	906	1,930
Cash paid for acquisitions of businesses, net of cash acquired	(250)	(7,456)
Capital expenditures	(55,003)	(85,769)
Proceeds from the sale of property, fixtures and equipment	8	4,940
Payments from unconsolidated affiliates	50	141
Investments in and advances to unconsolidated affiliates	(1,800)	—

Net cash used in investing activities	$(58,193)	$(88,148)

(Continued)

OSI Restaurant Partners, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, UNAUDITED)

	Three Months Ended
	March 31,
	2007	2006

Cash flows (used in) provided by financing activities:
Proceeds from issuance of long-term debt	$44,852	$67,267
Proceeds from minority interest contributions	1,919	881
Distributions to minority interest	(2,204)	(7,521)
(Decrease) increase in partner deposit and accrued buyout liability	(2,538)	889
Repayments of long-term debt	(87,543)	(20,788)
Dividends paid	(9,887)	(9,779)
Excess income tax benefits from stock-based compensation	983	3,047
Payments for purchase of treasury stock	—	(11,576)
Proceeds from reissuance of treasury stock	10,476	18,217

Net cash (used in) provided by financing activities	(43,942)	40,637

Net decrease in cash and cash equivalents	(25,088)	(23,508)
Cash and cash equivalents at the beginning of the period	94,856	84,876

Cash and cash equivalents at the end of the period	$69,768	$61,368

Supplemental disclosures of cash flow information:
Cash paid for interest	$3,318	$2,384
Cash paid for income taxes, net of refunds	1,495	5,267
Supplemental disclosures of non-cash items:
Purchase of employee partners’ interests in cash flows of their restaurants	$882	$2,751
Conversion of partner deposit and accrued buyout liability to notes	1,848	100

See notes to unaudited consolidated financial statements.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	BASIS OF PRESENTATION

This Note should be read in conjunction with Note 1, “Summary of Significant Accounting Policies,” under Notes to Consolidated Financial Statements included in Item 8, “Financial Statements and Supplementary Data,” of the Annual Report on Form 10-K of OSI Restaurant Partners, Inc. (the “Company”) for the year ended December 31, 2006 (“2006 10-K”).

BASIS OF PRESENTATION — The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company, all adjustments (consisting only of normal recurring entries) necessary for the fair presentation of the Company’s results of operations, financial position and cash flows for the periods presented have been included. These financial statements should be read in conjunction with the financial statements and financial notes thereto included in the Company’s 2006 10-K.

The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for and disclosure of uncertainty in tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition associated with tax positions. Effective January 1, 2007, the Company adopted the provisions of FIN 48 (see Note 10).

REVISIONS AND RECLASSIFICATIONS — Certain prior year amounts shown in the accompanying unaudited consolidated financial statements have been reclassified to conform to the 2007 presentation. The Company has revised its Unaudited Consolidated Statements of Cash Flows to reflect the line item “(Decrease) increase in partner deposit and accrued buyout liability” as financing cash flows rather than operating cash flows and reflected the conversion of partner deposits and accrued buyout liability to notes payable as a non-cash item. This revision caused “Net cash provided by operating activities” to decrease by $789,000 and “Net cash (used in) provided by financing activities” to increase by $789,000 for the three months ended March 31, 2006. These reclassifications had no effect on total assets, total liabilities, stockholders’ equity or net income.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

2.	OTHER CURRENT ASSETS

Other current assets consisted of the following (in thousands):

	March 31,	December 31,
	2007	2006

Income tax deposits	$4,818	$41,091
Accounts receivable	21,986	21,539
Accounts receivable — vendors	11,464	25,160
Accounts receivable — franchisees	1,931	3,601
Prepaid expenses	20,218	16,516
Deposits	1,909	2,094
Other current assets	728	500

	$63,054	$110,501

3.	PROPERTY, FIXTURES AND EQUIPMENT, NET

Property, fixtures and equipment, net, consisted of the following (in thousands):

	March 31,	December 31,
	2007	2006

Land	$199,537	$196,308
Buildings and building improvements	807,550	806,863
Furniture and fixtures	308,890	295,848
Equipment	575,105	567,463
Leasehold improvements	418,008	383,939
Construction in progress	59,325	75,111
Less: accumulated depreciation	(812,657)	(776,606)

	$1,555,758	$1,548,926

During the three months ended March 31, 2006, the Company recorded a provision for impaired assets and restaurant closings of $2,532,000, which included $914,000 for an impairment charge for intangible and other asset impairments related to the closing of Paul Lee’s Chinese Kitchen and $1,618,000 for the impairment of one Carrabba’s Italian Grill.

During the three months ended March 31, 2007, the Company recorded a provision for impaired assets and restaurant closings of $5,296,000 which included the following: $3,779,000 of impairment charges for one domestic Outback Steakhouse restaurant, one Carrabba’s Italian Grill restaurant, one Bonefish Grill restaurant and one Lee Roy Selmon’s restaurant, a $512,000 impairment charge for one domestic Outback Steakhouse restaurant as a result of a fire and a $1,005,000 impairment charge related to one of the Company’s corporate aircraft.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

4.	GOODWILL AND INTANGIBLE ASSETS, NET

The change in the carrying amount of goodwill for the three months ended March 31, 2007 is as follows (in thousands):

December 31, 2006	$150,278
Acquisition adjustment	(171)

March 31, 2007	$150,107

Intangible assets, net, consisted of the following (in thousands):

	Weighted Average
	Amortization	March 31,	December 31,
	Period (Years)	2007	2006

Tradename (gross)	Indefinite	$13,100	$13,100

Trademarks (gross)	24	8,344	8,344
Less: accumulated amortization		(949)	(861)

Net trademarks		7,395	7,483

Trade dress (gross)	15	777	777
Less: accumulated amortization		(136)	(123)

Net trade dress		641	654

Favorable leases (gross, lives ranging from 2 to 30 years)	20	5,400	5,416
Less: accumulated amortization		(528)	(551)

Net favorable leases		4,872	4,865

Intangible assets, less total accumulated amortization of $1,613 and $1,535 at March 31, 2007 and December 31, 2006, respectively	22	$26,008	$26,102

Annual amortization expense related to these intangible assets for each of the next five years is anticipated to be approximately $720,000.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

5.	OTHER ASSETS

Other assets consisted of the following (in thousands):

	March 31,	December 31,
	2007	2006

Other assets	$69,540	$66,826
Insurance receivables (see Note 8)	2,885	2,885
Liquor licenses, net of accumulated amortization of $6,194 and $5,939 at March 31, 2007 and December 31, 2006, respectively	15,857	15,540
Deferred license fee	1,594	1,549
Assets held for sale	3,114	3,114

	$92,990	$89,914

Assets held for sale as of March 31, 2007 and December 31, 2006 consisted of $2,445,000 of land and $669,000 of buildings. A loss has not been recorded on assets held for sale as it is anticipated that proceeds from the sale will exceed the net book value of the assets.

6.	ACCRUED EXPENSES

Accrued expenses consisted of the following (in thousands):

	March 31,	December 31,
	2007	2006

Accrued payroll and other compensation	$56,495	$54,664
Accrued insurance	16,718	16,778
Other accrued expenses	36,780	25,692

	$109,993	$97,134

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

7.	LONG-TERM DEBT

Long-term debt consisted of the following (in thousands):

	March 31,	December 31,
	2007	2006

Revolving lines of credit, uncollateralized, interest rates at 5.87% at March 31, 2007 and at 6.00% at December 31, 2006	$134,000	$154,000
Outback Korea notes payable, interest rates ranging from 5.90% to 6.16% at March 31, 2007 and 5.27% to 6.29% at December 31, 2006	36,040	39,700
Outback Korea long-term note payable, interest rate of 6.10% at March 31, 2007 and 5.85% at December 31, 2006	10,492	10,629
Outback Japan notes payable, interest rate of 1.40% at December 31, 2006	—	5,114
Outback Japan revolving lines of credit, interest rates ranging from 1.05% to 1.26% at December 31, 2006	—	13,017
Other notes payable, uncollateralized, interest rates ranging from 2.07% to 7.25% at March 31, 2007 and 2.07% to 7.75% at December 31, 2006	9,077	7,993
Sale-leaseback obligation	4,925	4,925
Guaranteed debt of franchisee	32,583	32,083
Guaranteed debt of unconsolidated affiliate	2,495	2,495

	229,612	269,956
Less: current portion	(38,936)	(60,381)
Less: guaranteed debt	(35,078)	(34,578)

Long-term debt of OSI Restaurant Partners, Inc.	$155,598	$174,997

The Company has an uncollateralized $225,000,000 revolving credit facility that is scheduled to mature in June 2011. The line of credit permits borrowing at interest rates ranging from 45 to 65 basis points over the 30, 60, 90 or 180-day London Interbank Offered Rate (LIBOR) (ranging from 5.32% to 5.35% at March 31, 2007 and ranging from 5.35% to 5.36% at December 31, 2006). At March 31, 2007, the unused portion of the revolving line of credit was $91,000,000.

The Company also has a $40,000,000 line of credit that is scheduled to mature in June 2011. The line permits borrowing at interest rates ranging from 45 to 65 basis points over LIBOR for loan draws and 55 to 80 basis points over LIBOR for letter of credit advances. There were no draws outstanding on this line of credit as of March 31, 2007 and December 31, 2006. At March 31, 2007 and December 31, 2006, $25,040,000 and $25,072,000, respectively, of the line of credit was committed for the issuance of letters of credit as required by insurance companies that underwrite the Company’s workers’ compensation insurance and also, where required, for construction of new restaurants.

On October 12, 2006, the Company entered into a short-term uncollateralized line of credit agreement that has a maximum borrowing amount of $50,000,000 and an original maturity date of March 2007. On March 14, 2007, the Company amended the maturity date to May 30, 2007. The line permits borrowing at an interest rate 55 basis points over the LIBOR Market Index Rate at the time of each draw. There were no draws outstanding on this line of credit as of March 31, 2007 and December 31, 2006.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

The Company has notes payable with banks bearing interest at rates ranging from 5.90% to 6.16% and from 5.27% to 6.29% at March 31, 2007 and December 31, 2006, respectively, to finance development of the Company’s restaurants in South Korea. The notes are denominated and payable in Korean won, with outstanding balances as of March 31, 2007 maturing at dates ranging from April 2007 to October 2007. As of March 31, 2007 and December 31, 2006, the combined outstanding balance was approximately $36,040,000 and $39,700,000, respectively. Certain of the notes payable are collateralized by lease and other deposits. At March 31, 2007 and December 31, 2006, collateralized notes totaled approximately $42,410,000 and $41,360,000, respectively. The Company has been pre-approved by these banks for additional borrowings of approximately $18,900,000 and $15,900,000 at March 31, 2007 and December 31, 2006, respectively.

Effective September 28, 2006, the Company established an uncollateralized note payable at a principal amount of 10,000,000,000 Korean won, which bears interest at 1.25% over the Korean Stock Exchange 3-month certificate of deposit rate (6.10% and 5.85% as of March 31, 2007 and December 31, 2006, respectively). The note is denominated and payable in Korean won and matures in September 2009. As of March 31, 2007 and December 31, 2006, the outstanding principle on this note was approximately $10,492,000 and $10,629,000, respectively.

The Company had notes payable with banks to finance the development of the Company’s restaurants in Japan (“Outback Japan”). The notes were payable to banks, collateralized by letters of credit and lease deposits of approximately $3,300,000 at December 31, 2006, and had an interest rate of 1.40% at December 31, 2006. The notes were denominated and payable in Japanese yen. As of December 31, 2006, the outstanding balance totaled approximately $5,114,000. The notes had been paid as of March 31, 2007.

In October 2003, Outback Japan established a revolving line of credit to finance the development of new restaurants in Japan and refinance certain notes payable. The line permitted borrowing up to a maximum of $10,000,000 and was scheduled to mature in June 2011. The line of credit permitted borrowing at interest rates ranging from 45 to 65 basis points over LIBOR. As of December 31, 2006, the Company had borrowed approximately $9,096,000 on the line of credit at an average interest rate of 1.19%. Borrowings under this line of credit had been paid as of March 31, 2007.

In February 2004, Outback Japan established an additional revolving line of credit to finance the development of new restaurants in Japan and to refinance certain notes payable. The line permitted borrowing up to a maximum of $10,000,000 with interest of LIBOR divided by a percentage equal to 1.00 minus the Eurocurrency Reserve Percentage. The line originally matured in December 2006, and Outback Japan amended it to extend the maturity of the line until the earlier of March 31, 2007 or the date on which the acquisition of the Company by the investor group is final (see Note 11). All other material provisions of the agreement remained the same. As of December 31, 2006, the Company had borrowed approximately $3,921,000 on the line of credit at an average interest rate of 1.17%. As of March 31, 2007, borrowings under this line of credit had been paid.

As of March 31, 2007 and December 31, 2006, the Company had approximately $9,077,000 and $7,993,000 of notes payable at interest rates ranging from 2.07% to 7.25% and from 2.07% to 7.75%, respectively. These notes have been primarily issued for buyouts of general manager interests in the cash flows of their restaurants and generally are payable over five years.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

DEBT GUARANTEES

The Company is the guarantor of an uncollateralized line of credit that permits borrowing of up to $35,000,000 for a limited liability company, T-Bird Nevada, LLC (“T-Bird”), owned by its California franchisee. This line of credit matures in December 2008. The line of credit bears interest at rates ranging from 50 to 90 basis points over LIBOR. The Company was required to consolidate T-Bird effective January 1, 2004 upon adoption of revised FASB Interpretation No. 46 (“FIN 46R”), “Consolidation of Variable Interest Entities.” At March 31, 2007 and December 31, 2006, the outstanding balance on the line of credit was approximately $32,583,000 and $32,083,000, respectively, and is included in the Company’s Unaudited Consolidated Balance Sheets as long-term debt. T-Bird uses proceeds from the line of credit for the purchase of real estate and construction of buildings to be opened as Outback Steakhouse restaurants and leased to the Company’s franchisees. According to the terms of the line of credit, T-Bird may borrow, repay, re-borrow or prepay advances at any time before the termination date of the agreement.

If a default under the line of credit were to occur requiring the Company to perform under the guarantee obligation, the Company has the right to call into default all of its franchise agreements in California and exercise any rights and remedies under those agreements as well as the right to recourse under loans T-Bird has made to individual corporations in California which own the land and/or building which is leased to those franchise locations. Events of default are defined in the line of credit agreement and include the Company’s covenant commitments under existing lines of credit. The Company is not the primary obligor on the line of credit, and it is not aware of any non-compliance with the underlying terms of the line of credit agreement that would result in it having to perform in accordance with the terms of the guarantee.

The Company is the guarantor of an uncollateralized line of credit that permits borrowing of up to a maximum of $24,500,000 for its joint venture partner, RY-8, Inc. (“RY-8”), in the development of Roy’s restaurants. The line of credit originally expired in December 2004 and was renewed twice with a termination date in June 2007. According to the terms of the credit agreement, RY-8 may borrow, repay, re-borrow or prepay advances at any time before the termination date of the agreement. On the termination date of the agreement, the entire outstanding principal amount of the loan then outstanding and any accrued interest is due. At March 31, 2007 and December 31, 2006, the outstanding balance on the line of credit was approximately $24,355,000 and $24,349,000, respectively.

RY-8’s obligations under the line of credit are unconditionally guaranteed by the Company and Roy’s Holdings, Inc, (“RHI”). If an event of default occurs (as defined in the agreement, and including the Company’s covenant commitments under existing lines of credit), then the total outstanding balance, including any accrued interest, is immediately due from the guarantors.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

If an event of default occurs and RY-8 is unable to pay the outstanding balance owed, the Company would, as guarantor, be liable for this balance. However, in conjunction with the credit agreement, RY-8 and RHI have entered into an Indemnity Agreement and a Pledge of Interest and Security Agreement in favor of the Company. These agreements provide that if the Company is required to perform its obligation as guarantor pursuant to the credit agreement, then RY-8 and RHI will indemnify the Company against all losses, claims, damages or liabilities which arise out of or are based upon its guarantee of the credit agreement. RY-8’s and RHI’s obligations under these agreements are collateralized by a first priority lien upon and a continuing security interest in any and all of RY-8’s interests in the joint venture.

As a result of the Company’s recourse provisions and the financial performance of the restaurants that collateralize the guarantee, the estimated fair value of the guarantee to be recorded is immaterial to the Company’s financial condition and financial statements.

The Company is a guarantor of up to $17,585,000 of $68,000,000 in bonds issued by Kentucky Speedway, LLC (“Speedway”). Speedway is an unconsolidated affiliate in which the Company has a 22.5% equity interest and for which the Company operates catering and concession facilities. Payments on the bonds began in December 2003 and will continue according to a redemption schedule with final maturity in December 2022. The bonds have a put feature that allows the lenders to require full payment of the debt on or after June 2011. At March 31, 2007 and December 31, 2006, the outstanding balance on the bonds was $63,300,000. The Company’s guarantee will proportionally decrease as payments are made on the bonds.

As part of the guarantee, the Company and other Speedway equity owners are obligated to contribute, either as equity or subordinated debt, any amounts necessary to maintain Speedway’s defined fixed charge coverage ratio. The Company is obligated to contribute 27.78% of such amounts. Speedway has not yet reached its operating break-even point. Since the initial investment, the Company has made additional working capital contributions and loans to this affiliate in payments totaling $5,503,000. The Company did not make any additional working capital contributions or loans during the three months ended March 31, 2007, and it loaned $1,867,000 during 2006.

Each guarantor has unconditionally guaranteed Speedway’s obligations under the bonds not to exceed its maximum guaranteed amount. The Company’s maximum guaranteed amount is $17,585,000. If an event of default occurs as defined by the amended guarantee, or if the lenders exercise the put feature, the total outstanding amount of the Bonds, plus any accrued interest, is immediately due from Speedway and each guarantor would be obligated to make payment under its guaranty up to its maximum guaranteed amount.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

In June 2006, in accordance with FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”), the Company recognized a liability of $2,495,000, representing the estimated fair value of the guarantee and a corresponding increase to the Company’s investment in Speedway, which is included in the line item entitled “Investments In and Advances to Unconsolidated Affiliates, Net” in the Company’s Unaudited Consolidated Balance Sheets. Prior to the June 2006 modifications, the guarantee was not subject to the recognition or measurement requirements of FIN 45 and no liability related to the guarantee was recorded at December 31, 2005 or any prior period.

The Company’s Korean subsidiary is the guarantor of debt owed by landlords of two of the Company’s Outback Steakhouse restaurants in Korea. The Company is obligated to purchase the building units occupied by its two restaurants in the event of default by the landlords on their debt obligations, which were approximately $1,400,000 and $1,500,000 as of March 31, 2007 and December 31, 2006. Under the terms of the guarantees, the Company’s monthly rent payments are deposited with the lender to pay the landlords’ interest payments on the outstanding balances. The guarantees are in effect until the earlier of the date the principal is repaid or the entire lease term of ten years for both restaurants, which expire in 2014 and 2016. The guarantees specify that upon default the purchase price would be a maximum of 130% of the landlord’s outstanding debt for one restaurant and the estimated legal auction price for the other restaurant, approximately $1,900,000 and $2,300,000, respectively, as of March 31, 2007 and December 31, 2006. If the Company were required to perform under either guarantee, it would obtain full title to the corresponding building unit and could liquidate the property, each having an estimated fair value of approximately $2,900,000. As a result, the Company has not recognized a liability related to these guarantees in accordance with FIN 45. The Company has various depository and banking relationships with the lender, including several outstanding notes payable.

The Company’s contractual debt guarantees as of March 31, 2007 are summarized in the table below (in thousands):

	Maximum	Amount
	Availability	Outstanding	Carrying
	of Debt	Under Debt	Amount of
	Guarantees	Guarantees	Liabilities

T-Bird Nevada, LLC	$35,000	$32,583	$32,583
RY-8, Inc.	24,500	24,355	—
Kentucky Speedway, LLC	17,585	17,585	2,495
Korean landlords	4,200	4,200	—

	$81,285	$78,723	$35,078

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

8.	OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of the following (in thousands):

	March 31,	December 31,
	2007	2006

Accrued insurance liability	$33,729	$31,236
Other liabilities	43,980	18,628

	$77,709	$49,864

Other long-term liabilities as of March 31, 2007 and December 31, 2006 include $13,415,000 and $10,409,000, respectively, for the unfunded portion of the Partner Equity Deferred Compensation Stock Plan and $7,756,000 and $5,799,000, respectively, for the Partner Equity Deferred Compensation Diversified Plan, which are owed to managing partners and chef partners.

9.	FOREIGN CURRENCY TRANSLATION AND COMPREHENSIVE INCOME

Comprehensive income includes net income and foreign currency translation adjustments. Total comprehensive income for the three months ended March 31, 2007 and 2006 was $26,414,000 and $33,901,000, respectively, which included the effect of (losses) and gains from translation adjustments of approximately ($1,196,000) and $1,670,000, respectively.

10.	INCOME TAXES

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for and disclosure of uncertainty in tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition associated with tax positions. Effective January 1, 2007, the Company adopted the provisions of FIN 48. As a result of the implementation of FIN 48, the Company recognized a $1,612,000 increase in its liability for unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007 balance of retained earnings.

As of January 1, 2007, the Company recorded $22,184,000 of unrecognized tax benefits in “Other long-term liabilities.” Of this amount, $13,256,000, if recognized, would impact the Company’s effective tax rate. The difference between the total amount of unrecognized tax benefits and the amount that would impact the effective tax rate consists of items that are offset by deferred tax assets and the federal tax benefit of state income tax items. The liability has increased by $1,028,000 in the quarter ended March 31, 2007 to a total of $23,212,000.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

In many cases, the Company’s uncertain tax positions are related to tax years that remain subject to examination by the relevant taxable authorities. Based on the outcome of these examinations, or as a result of the expiration of the statute of limitations for specific jurisdictions, it is reasonably possible that the related unrecognized tax benefits for tax positions taken regarding previously filed tax returns will materially change from those recorded as liabilities for uncertain tax positions in the Company’s financial statements at January 1, 2007 by approximately $6,700,000 to $7,400,000 within the next twelve months.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2003 through 2006. The Company and its subsidiaries’ state income tax returns and foreign income tax returns also are open to audit under the statute of limitations for the years ended December 31, 2000 through 2006.

As of January 1, 2007, the Company accrued $3,951,000 of interest and penalties related to uncertain tax positions. As of March 31, 2007, the total amount of accrued interest and penalties was $4,677,000. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes. The adoption of FIN 48 did not affect the Company’s policy on classification of interest and penalties.

11.	PROPOSED MERGER

On November 5, 2006, the Company entered into a definitive agreement to be acquired by an investor group comprised of affiliates of Bain Capital Partners, LLC and Catterton Partners and Company founders Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon, for $40.00 per share in cash (the “Merger Consideration”). The Company’s Board of Directors, on the unanimous recommendation of a Special Committee of independent directors, approved the merger agreement and recommended that the Company’s shareholders adopt the agreement.

The total transaction value, including assumed debt, is approximately $3.2 billion. In addition to that value, an estimated $400,000,000 in funding will be necessary to complete the merger, refinance existing indebtedness, pay fees and expenses and provide a source of funds for capital expenditures. The transaction is subject to approval of the Company’s shareholders (without consideration of the vote of the Company’s founders and managers investing in the acquisition) and customary closing conditions (see Note 15). The transaction is not subject to a financing condition.

After the effective time of the proposed merger, the Company will continue its current operations, except that it will cease to be an independent public company, and its common stock will no longer be traded on the New York Stock Exchange.

The merger agreement contains certain termination rights. The merger agreement provides that in certain circumstances, upon termination, the Company may be required to pay a termination fee of either $25,000,000 or, in certain circumstances, $45,000,000, and reimburse out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the merger agreement, up to a maximum of $7,500,000. Also under certain circumstances, upon termination, the Company may be entitled to receive a termination fee of $45,000,000.

Merger expenses of approximately $6,138,000 for the three months ended March 31, 2007 were included in the line item “General and administrative” expenses in the Company’s Unaudited Consolidated Statements of Income and reflect primarily the professional service costs incurred by the Company in connection with the proposed merger transaction.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

12.	RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

In June 2006, the EITF reached a consensus on EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”), which requires the application of the provisions of SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” to endorsement split-dollar life insurance arrangements. This would require recognition of a liability for the discounted future benefit obligation owed to an insured employee by the insurance carrier. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Company may have certain policies subject to the provisions of EITF 06-4 and is currently evaluating the impact that EITF 06-4 would have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact that SFAS No. 157 will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect that adoption of this statement will have on its financial statements.

13.	EARNINGS PER SHARE

The following table represents the computation of basic and diluted earnings per common share (in thousands, except per share data):

	Three Months Ended
	March 31,
	2007	2006

Net income	$27,610	$32,231
Basic weighted average number of common shares outstanding	74,407	74,083
Basic earnings per common share	$0.37	$0.44
Effect of stock-based compensation awards	2,759	3,028
Diluted weighted average number of common shares outstanding	77,166	77,111
Diluted earnings per common share	$0.36	$0.42

Basic earnings per common share is computed using net income and the basic weighted average number of common shares outstanding during the period. Diluted earnings per common share is computed using net income and the diluted weighted average number of common shares outstanding. Diluted weighted average common shares outstanding includes potentially dilutive common shares, restricted stock awards, Partner Shares and contingently issuable shares under the Partner Equity Plan outstanding during the period. Potentially dilutive common shares include the assumed exercise of stock options and issuance of restricted stock awards and Partner Shares using the treasury stock method.

Diluted earnings per common share excludes antidilutive stock options of approximately 3,596,000 and 2,226,000 for the three months ended March 31, 2007 and 2006, respectively.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

14.	COMMITMENTS AND CONTINGENCIES

The consolidated financial statements include the accounts and operations of the Roy’s consolidated venture in which the Company has a less than majority ownership. The Company consolidates this venture because it controls the executive committee (which functions as a board of directors) through representation on the board by related parties, and it is able to direct or cause the direction of management and operations on a day-to-day basis. Additionally, the majority of capital contributions made by its partner in the Roy’s consolidated venture have been funded by loans to the partner from a third party where the Company is required to be a guarantor of the debt, which provides the Company control through its collateral interest in the joint venture partner’s membership interest. As a result of its controlling financial interest in this venture, it is included in the consolidated financial statements. The portion of income or loss attributable to the minority interests, not to exceed the minority interest’s equity in the subsidiary, is eliminated in the line item in the Unaudited Consolidated Statements of Income entitled “Elimination of minority interest.” All material intercompany balances and transactions have been eliminated.

Pursuant to the Company’s joint venture agreement for the development of Roy’s restaurants, RY-8, its joint venture partner, has the right to require the Company to purchase up to 25% of RY-8’s interests in the joint venture at anytime after June 17, 2004 and up to another 25% of its interests in the joint venture at anytime after June 17, 2009. The purchase price to be paid by the Company would be equal to the fair market value of the joint venture as of the date that RY-8 exercised its put option multiplied by the percentage purchased.

Subsequent to the end of the first quarter, the Company made an interest payment of $242,000 on behalf of RY-8 because the joint venture partner’s $24,500,000 line of credit was fully extended. In the future, if RY-8 is unable to fund its working capital needs and interest payments, the Company would be obligated to make those payments on behalf of its joint venture partner.

Outback Steakhouse of Florida, Inc. and OS Restaurant Services, Inc., subsidiaries of the Company, are defendants in a class action lawsuit brought by the U.S Equal Employment Opportunity Commission (EEOC v. Outback Steakhouse of Florida, Inc. and OS Restaurant Services, Inc., U.S. District Court, District of Colorado, Case No. 06-cv-1935, filed September 28, 2006) alleging that they have engaged in a nationwide pattern or practice of discrimination against women on the basis of their gender with respect to hiring and promoting into management positions as well as discrimination against women in terms and condition of their employment. In addition to the EEOC, two former employees have successfully intervened as party plaintiffs in the case. The case is currently in the motion stage, and litigation is, by its nature, uncertain both as to time and expense involved and as to the final outcome of such matters. While the Company intends to vigorously defend itself in this lawsuit, protracted litigation or unfavorable resolution of this lawsuit could have a material adverse effect on the business, results of operations or financial condition and could damage its reputation with its employees and its customers.

On November 8, 2006, a putative class action complaint captioned Charter Township of Clinton Police and Fire Retirement System v. OSI Restaurant Partners, Inc., et al., No. 06-CA-010348, was filed in the Circuit Court of the 13th Judicial Circuit in and for Hillsborough County, Florida against the Company, each of the Company’s directors, J. Timothy Gannon, Bain Capital Partners, LLC, and Catterton Partners, challenging the proposed transaction as unfair and inadequate to the Company’s public stockholders.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

On January 25, 2007, plaintiff’s counsel in the Florida action voluntarily dismissed the action as to Mr. Gannon and filed an amended complaint, which did not name Mr. Gannon as a defendant, against the remaining defendants. The amended complaint alleges that the Company’s directors breached their fiduciary duties in connection with the proposed transaction by failing to maximize stockholder value and by approving a transaction that purportedly benefits the investor group at the expense of the Company’s public stockholders; that the directors of the Company breached their fiduciary duties by failing to disclose certain allegedly material information to stockholders; and that the Company, Bain Capital and Catterton aided and abetted the alleged fiduciary breaches. The amended complaint seeks, among other relief, class certification of the lawsuit, an injunction against the proposed transaction, declaratory relief, compensatory and/or rescissory damages to the putative class, and an award of attorneys’ fees and expenses to plaintiffs. Following a case management conference, the court granted plaintiff discovery from the defendants. On February 23, 2007, defendants Brabson, Carey, Fields, Franks, James, and Wilt answered the amended complaint and asserted affirmative defenses. The other defendants filed motions to dismiss the amended complaint on the same date.

On January 30, 2007, a class action complaint captioned Robert Mann v. Chris T. Sullivan, et al., No. CA2709-N, was filed in the Court of Chancery of Delaware in and for New Castle County against the same defendants stated above, including Mr. Gannon and except that Catterton Management Company LLC was named as a defendant rather than Catterton Partners. Paul E. Avery, Joseph J. Kadow, and Dirk A. Montgomery were also named as defendants. The complaint alleges that the Company’s directors and the officer defendants breached their fiduciary duties in connection with the proposed transaction, and that Mr. Gannon, Bain Capital and Catterton aided and abetted the alleged fiduciary breaches. The complaint seeks, among other relief, an injunction against the proposed transaction, declaratory relief, compensatory and/or rescissory damages to the putative class, and an award of attorneys’ fees and expenses to plaintiffs.

Counsel for the parties to these two suits have reached an agreement in principle, expressed in a memorandum of understanding, providing for the settlement of the suits subject to Florida court approval and on terms and conditions that include, among other things, certain supplemental disclosure in the proxy statement prepared in connection with the special meeting of stockholders at which the adoption of the merger agreement will be voted upon and, in the event that any termination fee becomes due and payable by the Company, an agreement by Bain Capital and Catterton to waive a portion of such Company termination fee. The defendants have vigorously denied, and continue to vigorously deny, any wrongdoing or liability with respect to all claims asserted in these suits. If the Florida court approves the settlement contemplated in the memorandum of understanding, both suits will be dismissed with prejudice. The absence of an injunction arising from these matters prohibiting the consummation of the merger is a condition to the closing of the merger. The settlement contemplated by the parties is expressly conditioned upon the affirmative vote of a majority of the outstanding shares of OSI’s common stock entitled to vote at the special meeting (or any adjournment thereof) for the adoption of the merger agreement with, and without, consideration as to the vote of any shares held by the investor group and on the closing of the merger and the merger agreement and transactions contemplated thereby. The defendants considered it desirable that the actions be settled to avoid the burden, expense, risk, inconvenience and distraction of continued litigation and to resolve all of the claims that were or could have been brought in the actions being settled.

The Company is subject to other legal proceedings, claims and liabilities that arise in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to those actions will not materially affect the Company’s financial position or results of operations and cash flows.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

15.	SUBSEQUENT EVENTS

In April 2007, the Company was served with a putative class action complaint captioned Gerald D. Wells, Jr. et al. v. OSI Restaurant Partners, Inc., Case No. 07-1431, that was filed in the United States District Court for the District of Pennsylvania alleging violations of the Fair and Accurate Credit Transactions Act, or FACTA. In addition, the Company had previously been provided with a copy of a putative class action complaint captioned Saunders v. Roy’s Family of Restaurants, Inc., Case No. SACV07-164 CJC (ANx), that was filed in the United States District Court for the Central District of California also alleging violations of FACTA, but have not yet been formally served in the suit. FACTA restricts, among other things, the credit and debit card data that may be included on the electronically printed receipts provided to retail customers at the point of sale. The suits allege that the defendants violated a provision of FACTA by including more information on the electronically printed credit and debit card receipts provided to customers than is permitted under FACTA. Both complaints seek monetary damages, including statutory damages, punitive damages, attorneys’ fees and injunctive relief. These lawsuits are among a number of lawsuits with similar allegations that have been filed recently against large retailers and foodservice operators, among others, as a result of the implementation of FACTA, which became fully effective as of December 4, 2006. The Company is currently examining information relating to the allegations in these complaints and is evaluating developing judicial interpretations of the statute. While the Company intends to vigorously defend against these actions, both of these cases are in the preliminary stages of litigation, and as a result, the ultimate outcome of these cases and their potential financial impact on the Company are not determinable at this time.

On April 12, 2007, the Company announced the appointment of a new president of Outback Steakhouse of Florida, Inc., a subsidiary of the Company. This officer has invested $111,000 in eleven Outback Steakhouse restaurants, $176,000 in fourteen Carrabba’s restaurants and $105,000 in ten Bonefish Grill restaurants. He received distributions of $34,000 and $96,000 during the quarter ended March 31, 2007 and the year ended December 31, 2006, respectively, from these ownership interests. Additionally, this officer has made an investment of $93,000 in a franchisee that operates five Bonefish Grill restaurants. He received distributions of $6,000 and $23,000 during the quarter ended March 31, 2007 and the year ended December 31, 2006, respectively, from this franchisee.

On May 8, 2007, the Company announced that the special meeting of stockholders that had been called for May 8 to consider and vote upon the merger agreement was postponed until May 15, 2007. The meeting was postponed to permit the solicitation of additional votes (see Note 11).

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the Unaudited Consolidated Financial Statements and the related Notes.

Overview

We are one of the largest casual dining restaurant companies in the world, with eight restaurant concepts, more than 1,400 system-wide restaurants and 2006 annual revenues for Company-owned restaurants exceeding $3.9 billion. We operate in all 50 states and in 20 countries internationally, predominantly through Company-owned restaurants, but we also operate under a variety of partnerships and franchises. Our primary focus as a company of restaurants is to provide a quality product together with quality service across all of our brands. This goal entails offering consumers of different demographic backgrounds an array of dining alternatives suited for differing needs. Our sales are primarily generated through a diverse customer base, which includes people eating in our restaurants as regular patrons who return for meals several times a week or on special occasions such as birthday parties, private events and for business entertainment. Secondarily, we generate revenues through sales of franchises and ongoing royalties.

The restaurant industry is a highly competitive and fragmented business, which is subject to sensitivity from changes in the economy, trends in lifestyles, seasonality (customer spending patterns at restaurants are generally highest in the first quarter of the year and lowest in the third quarter of the year) and fluctuating costs. Operating margins for restaurants are susceptible to fluctuations in prices of commodities, which include among other things, beef, chicken, seafood, butter, cheese, produce and other necessities to operate a restaurant, such as natural gas or other energy supplies. Additionally, the restaurant industry is characterized by a high initial capital investment, coupled with high labor costs. The combination of these factors underscores our initiatives to drive increased sales at existing restaurants in order to raise margins and profits, because the incremental sales contribution to profits from every additional dollar of sales above the minimum costs required to open, staff and operate a restaurant is very high. We are not a company focused on growth in the number of restaurants just to generate additional sales. Our expansion and operation strategies are to balance investment costs and the economic factors of operation, in order to generate reasonable, sustainable margins and achieve acceptable returns on investment from our restaurant concepts.

Promotion of our Outback Steakhouse and Carrabba’s Italian Grill restaurants is assisted by the use of national and spot television and radio media, which we have also begun to use in certain markets for our Bonefish Grill brand. We advertise on television in spot markets when our brands achieve sufficient penetration to make a meaningful broadcast schedule affordable. We rely on word-of-mouth customer experience, grassroots marketing in local venues, direct mail and national print media to support broadcast media and as the primary campaigns for our upscale casual and newer brands. We do not attempt to lure customers with discounts, as is common to many restaurants in the casual dining industry. Our advertising spending is targeted to promote and maintain brand image and develop consumer awareness. We strive to drive sales through excellence in execution rather than through discounting and other short-lived marketing efforts. Our marketing strategy of getting people to visit frequently and also recommending our restaurants to others complements what we believe are the fundamental elements of success: convenient sites, service-oriented employees and flawless execution in a well-managed restaurant.

Key factors that can be used in evaluating and understanding our restaurants and assessing our business include the following:

•	Average unit volumes — a per restaurant calculated average sales amount, which helps us gauge the changes in consumer traffic, pricing and development of the brand;

•	Operating margins — restaurant revenues after deduction of the main restaurant-level operating costs (including cost of sales, restaurant operating expenses, and labor and related costs);

•	System-wide sales — a total sales volume for all company-owned, franchise and unconsolidated joint venture restaurants, regardless of ownership, to interpret the health of our brands; and

•	Same-store or comparable sales — a year-over-year comparison of sales volumes for restaurants that are open in both years in order to remove the impact of new openings in comparing the operations of existing restaurants.

Our consolidated operating results are affected by the growth of our newer brands. As we continue to develop and expand new restaurant concepts at different rates, our cost of sales, labor costs, restaurant operating expenses and income from operations change from the mix of brands in our portfolio with slightly different operating characteristics. Labor and related expenses as a percentage of restaurant sales are higher at our newer format restaurants than have typically been experienced at Outback Steakhouses. However, cost of sales as a percentage of restaurant sales at those restaurants is lower than those at Outback Steakhouse. These trends are expected to continue with our planned development of restaurants.

On November 5, 2006, we entered into a definitive agreement to be acquired by an investor group comprised of Bain Capital Partners, LLC, Catterton Partners and Company founders Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon, for $40.00 per share in cash. Our Board of Directors, on the unanimous recommendation of a Special Committee of independent directors, approved the merger agreement and recommended that our shareholders adopt the agreement.

Our industry’s challenges and risks include, but are not limited to, the impact of government regulation, the availability of qualified employees, consumer perceptions regarding food safety and/or the health benefits of certain types of food, including attitudes about alcohol consumption, economic conditions and commodity pricing. Additionally, our planned development schedule is subject to risk because of rising real estate and construction costs, and our results are affected by consumer tolerance of price increases. Changes in our operations in future periods may also result from changes in beef prices and other commodity costs and continued pre-opening expenses from the development of new restaurants and our expansion strategy.

Results of Operations

The following tables set forth, for the periods indicated, (i) percentages that items in our Unaudited Consolidated Statements of Income bear to total revenues or restaurant sales, as indicated, and (ii) selected operating data:

	Three Months Ended
	March 31,
	2007	2006

Revenues
Restaurant sales	99.5%	99.4%
Other revenues	0.5	0.6

Total revenues	100.0	100.0
Costs and expenses
Cost of sales(1)	35.4	36.5
Labor and other related(1)	27.6	27.4
Other restaurant operating(1)	22.4	21.9
Depreciation and amortization	3.8	3.6
General and administrative	6.3	5.5
Provision for impaired assets and restaurant closings	0.5	0.3
Loss (income) from operations of unconsolidated affiliates	0.1	(0.1)
Total costs and expenses	95.7	94.5

Income from operations	4.3	5.5
Other income (expense), net	—	(* )
Interest income	0.1	*
Interest expense	(0.4)	(0.2)

Income before provision for income taxes and elimination of minority interest	4.0	5.3
Provision for income taxes	1.3	1.7

Income before elimination of minority interest	2.7	3.6
Elimination of minority interest	0.1	0.4

Net income	2.6%	3.2%

(1)	As a percentage of restaurant sales.

*	Less than 1/10 of one percent of total revenues.

System-wide sales grew by 5.9% for the quarter ended March 31, 2007 compared with the corresponding period in 2006. System-wide sales is a non-GAAP financial measure that includes sales of all restaurants operating under our brand names, whether we own them or not. There are two components of system-wide sales, sales of Company-owned restaurants of OSI Restaurant Partners, Inc. and sales of franchised and development joint venture restaurants. The table below presents the first component of system-wide sales, sales of Company-owned restaurants:

	Three Months Ended March 31,
	2007	2006
OSI RESTAURANT PARTNERS, INC. RESTAURANT SALES (in millions):
Outback Steakhouses
Domestic	$592	$583
International	85	76

Total	677	659
Carrabba’s Italian Grills	180	162
Bonefish Grills	91	73
Fleming’s Prime Steakhouse and Wine Bars	56	48
Other restaurants	57	45

Total Company-owned restaurant sales	$1,061	$987

The following information presents the second component of system-wide sales, sales for franchised and unconsolidated development joint venture restaurants. These are restaurants that are not owned by us and from which we only receive a franchise royalty or a portion of their total income. Management believes that franchise and unconsolidated development joint venture sales information is useful in analyzing our revenues because franchisees and affiliates pay service fees and/or royalties that generally are based on a percentage of sales. Management also uses this information to make decisions about future plans for the development of additional restaurants and new concepts as well as evaluation of current operations.

These sales do not represent sales of OSI Restaurant Partners, Inc., and are presented only as an indicator of changes in the restaurant system, which management believes is important information regarding the health of our restaurant brands.

	Three Months Ended
	March 31,
	2007	2006

FRANCHISE AND DEVELOPMENT JOINT VENTURE SALES (in millions)(1):
Outback Steakhouses
Domestic	$92	$93
International	18	27

Total	110	120
Bonefish Grills	4	3

Total franchise and development joint venture sales(1)	$114	$123

Income from franchise and development joint ventures(2)	$5	$5

(1)	Franchise and development joint venture sales are not included in revenues as reported in the Unaudited Consolidated Statements of Income.

(2)	Represents the franchise royalty and portion of total income related to restaurant operations included in the Unaudited Consolidated Statements of Income in the line items Other revenues or Income from operations of unconsolidated affiliates.

	March 31,
	2007	2006

Number of restaurants (at end of the period):
Outback Steakhouses
Company-owned — domestic	684	672
Company-owned — international	122	106
Franchised and development joint venture — domestic	107	106
Franchised and development joint venture — international	45	42

Total	958	926

Carrabba’s Italian Grills
Company-owned	234	205

Bonefish Grills
Company-owned	120	97
Franchised and development joint venture	7	6

Total	127	103

Fleming’s Prime Steakhouse and Wine Bars
Company-owned	50	40

Roy’s
Company-owned	23	21

Cheeseburger in Paradise
Company-owned	40	32

Lee Roy Selmon’s
Company-owned	6	4

Blue Coral Seafood and Spirits
Company-owned	2	—

Paul Lee’s Chinese Kitchens
Company-owned	—	3

System-wide total	1,440	1,334

Three Months Ended March 31, 2007 and 2006

Revenues

Restaurant sales.  Restaurant sales increased by 7.6% to $1,061,363,000 during the first quarter of 2007 compared with $986,734,000 in the same period in 2006. The increase in restaurant sales was attributable to additional revenues of approximately $79,433,000 from the opening of new restaurants after March 31, 2006. This increase was partially offset by decreases in sales at existing restaurants. The following table includes additional information about changes in restaurant sales at domestic Company-owned restaurants for the three months ended March 31, 2007 and 2006:

	Three Months Ended
	March 31,
	2007	2006

Average restaurant unit volumes (weekly):
Outback Steakhouses	$67,579	$67,584
Carrabba’s Italian Grills	60,463	62,222
Bonefish Grills	60,351	62,722
Fleming’s Prime Steakhouse and Wine Bars	91,653	93,239
Roy’s	80,362	82,478
Operating weeks:
Outback Steakhouses	10,118	8,615
Carrabba’s Italian Grills	2,976	2,601
Bonefish Grills	1,504	1,170
Fleming’s Prime Steakhouse and Wine Bars	608	510
Roy’s	296	261
Year to year percentage change:
Menu price increases(1):
Outback Steakhouses	0.4%	0.6%
Carrabba’s Italian Grills	3.2%	1.2%
Bonefish Grills	1.9%	2.2%
Same-store sales (stores open 18 months or more):
Outback Steakhouses	(0.5)%	(1.1)%
Carrabba’s Italian Grills	(1.3)%	2.7%
Bonefish Grills	(0.6)%	2.1%
Fleming’s Prime Steakhouse and Wine Bars	3.3%	7.0%
Roy’s	(2.2)%	4.6%

(1)	Reflects nominal amounts of menu price changes, prior to any change in product mix because of price increases, and may not reflect amounts effectively paid by the customer. Menu price increases are not provided for Fleming’s and Roy’s as a significant portion of their sales come from specials, which fluctuate daily.

Other revenues.  Other revenues, consisting primarily of initial franchise fees and royalties, decreased by $373,000 to $5,253,000 in the first quarter of 2007 as compared with $5,626,000 in 2006. This decrease primarily resulted from lower royalties for Outback Steakhouse International as a result of the acquisition of the remaining 18% minority ownership interests in eighty-eight Outback Steakhouse restaurants in South Korea in November 2006 and lower franchise fees and royalties for Outback Steakhouse International as a result of the purchase in February 2006 of ten Eastern Canada Outback Steakhouse franchise restaurants.

Costs and Expenses

Cost of sales.  Cost of sales, consisting of food and beverage costs, decreased 1.1% to 35.4% as a percentage of restaurant sales in the first quarter of 2007 compared with the same period in 2006. This decrease in cost of sales was attributable to an increase in the proportion of consolidated sales associated with our non-Outback Steakhouse restaurants, which have lower cost of goods sold ratios than Outback Steakhouses. This decrease as a percentage of restaurant sales is also the result of the impact of certain Outback Steakhouse efficiency initiatives and general price increases, partially offset by increases in beef and produce costs. The Outback Steakhouse efficiency initiatives announced in 2006 reduced cost of sales by 0.7% as a percentage of restaurant sales. Beginning in February 2007, the Company experienced increases in beef costs of approximately 5%, which negatively impacted cost of sales by 0.4% as a percentage of restaurant sales, while all other commodities provided a net 0.1% benefit. The remaining decrease in cost of sales as a percentage of restaurant sales was driven by price increases.

Labor and other related expenses.  Labor and other related expenses include all direct and indirect labor costs incurred in operations, including distribution expense to managing partners, costs related to the Partner Equity Program and other stock-based compensation expenses. Labor and other related expenses increased 0.2% as a percentage of restaurant sales to 27.6% in the first quarter of 2007 compared with the same period in 2006. This increase in labor costs as a percentage of restaurant sales was due to minimum wage initiatives in several states and increases in the proportion of new restaurant formats, which have higher average labor costs than domestic Outback Steakhouses and Carrabba’s Italian Grills. The increase as a percentage of restaurant sales was partially offset by Outback Steakhouse labor efficiencies, a reduction in the conversion costs related to the implementation of the Partner Equity Program and general price increases.

Other restaurant operating expenses.  Other restaurant operating expenses include certain unit-level operating costs such as operating supplies, rent, repair and maintenance, advertising expenses, utilities, pre-opening costs and other occupancy costs. Substantial portions of these expenses are fixed or indirectly variable. These costs increased 0.5% to 22.4% as a percentage of restaurant sales in the first quarter of 2007 compared with the same period in 2006. This increase primarily resulted from increased advertising at Outback Steakhouse. Other restaurant operating expense increases as a percentage of restaurant sales are also due to declines in average unit volumes and an increase in the proportion of new format restaurants and international Outback Steakhouses in operation, which have higher average restaurant operating expenses as a percentage of restaurant sales than domestic Outback Steakhouses and Carrabba’s Italian Grills.

Depreciation and amortization.  Depreciation and amortization costs increased 0.2% as a percentage of total revenues to 3.8% in the first quarter of 2007 compared to the same period in 2006. Increased depreciation expense as a percentage of total revenues resulted from lower average unit volumes during the quarter and higher depreciation costs for certain of our new restaurant formats, which have higher average construction costs than an Outback Steakhouse.

General and administrative.  General and administrative costs increased by $13,118,000 to $67,240,000 in the first quarter of 2007 compared with $54,122,000 during the same period in 2006. This increase resulted from an increase in overall administrative costs associated with operating additional domestic and international Outback Steakhouses, Carrabba’s Italian Grills, Fleming’s Prime Steakhouses, Roy’s, Bonefish Grills and Cheeseburger in Paradise restaurants. Additionally, the increase resulted from $6,138,000 of costs associated with the proposed merger transaction and increases of $2,539,000 in professional fees for the Outback Steakhouse re-branding initiative and accounting remediation costs, which were incurred in the first quarter of 2007.

Provision for impaired assets and restaurant closings.  A provision of $5,296,000 was recorded during the first quarter of 2007 which included the following: $3,779,000 of impairment charges for one domestic Outback Steakhouse restaurant, one Carrabba’s Italian Grill restaurant, one Bonefish Grill restaurant and one Lee Roy Selmon’s restaurant, a $512,000 impairment charge for one domestic Outback Steakhouse restaurant as a result of a fire and a $1,005,000 impairment charge related to one of our corporate aircraft. During the first quarter of 2006, a provision of $2,532,000 was recorded which included $914,000 for an impairment charge for intangible and other asset impairments related to the closing of Paul Lee’s Chinese Kitchen and $1,618,000 for the impairment of one Carrabba’s Italian Grill.

Loss (income) from operations of unconsolidated affiliates.  Loss (income) from operations of unconsolidated affiliates represents our portion of net income or loss from restaurants operated as development joint ventures. Income from development joint ventures decreased by $1,336,000 to a loss of $708,000 during the first quarter of 2007 compared with income of $628,000 during the same period in 2006. This decrease was attributable primarily to losses of $1,019,000 incurred on our investment in the Kentucky Speedway during the first quarter of 2007.

Income from operations.  Income from operations decreased by $9,215,000 to $45,510,000 in the first quarter of 2007 compared with $54,725,000 in the same period in 2006 as a result of declines in average unit volumes at domestic Outback Steakhouses and Carrabba’s Italian Grills, costs associated with the proposed merger transaction, increases in professional fees for the Outback Steakhouse re-branding initiative and accounting remediation, the provision for impaired assets and restaurant closings and the changes in the relationships between revenues and expenses discussed above.

Interest income.  Interest income was $901,000 during the first quarter of 2007 compared with $557,000 in the same period in 2006. Interest income increased due to higher interest rates on short-term investment and cash equivalent balances during the first quarter of 2007 compared with the same period in 2006. Interest income for the quarters ended March 31, 2007 and 2006 included interest of approximately $460,000 and $386,000, respectively, from notes receivable held by a limited liability company owned by our California franchisee.

Interest expense.  Interest expense was $3,404,000 during the first quarter of 2007 compared with $2,371,000 in the same period in 2006. The increase in interest expense was due to higher average debt balances and higher interest rates during the first quarter of 2007 compared with the first quarter of 2006. Interest expense for the quarters ended March 31, 2007 and 2006 included approximately $460,000 and $386,000, respectively, of expense from outstanding borrowings on the line of credit held by a limited liability company owned by our California franchisee.

Provision for income taxes.  The provision for income taxes reflects expected income taxes due at federal statutory rates and state income tax rates, net of the federal benefit. The effective income tax rate was 32.3% for the first quarter of 2007 compared to 31.8% for the first quarter of 2006. This increase in the effective income tax rate was primarily due to non-deductible merger costs incurred and an increase in tax contingency reserves, partially offset with an increase in FICA tax credits for employee-reported tips that we expect to receive for fiscal 2007.

Elimination of minority interest.  The allocation of minority owners’ income included in this line item represents the portion of income or loss from operations included in consolidated operating results attributable to the ownership interests in certain restaurants in which we have a controlling interest. As a percentage of revenues, the income allocations were 0.1% for the first quarter of 2007 compared with 0.4% for the first quarter of 2006. This decrease is due to the acquisition of the remaining minority ownership interests in twenty-six Carrabba’s restaurants in August 2006, the acquisition of the remaining minority ownership interests in eleven Carrabba’s restaurants in October 2006, the acquisition of the remaining minority ownership interests in nine Bonefish Grill restaurants in October 2006 and the acquisition of the remaining minority ownership interests in eighty-eight Outback Steakhouse restaurants in South Korea in November 2006.

Net income and earnings per share.  Net income for the first quarter of 2007 was $27,610,000 compared with $32,231,000 in the same period in 2006. Basic earnings per share decreased to $0.37 during the first quarter of 2007 compared with $0.44 for the same period in 2006 as a result of the decrease in net income and the increase in basic weighted average shares outstanding of approximately 324,000 shares. Basic weighted average shares outstanding increased as a result of the issuance of shares under stock option plans. Diluted earnings per share decreased to $0.36 during the first quarter of 2007 compared with $0.42 for the same period in 2006 as a result of the decrease in net income and the increase in diluted weighted average shares outstanding of approximately 55,000 shares. The increase in diluted weighted average shares outstanding was primarily due to the effect of contingently issuable shares related to the Partner Equity Deferred Compensation Stock Plan for the quarter ended March 31, 2007 compared with March 31, 2006 and the issuance of shares under stock option plans.

Liquidity and Capital Resources

The following table presents a summary of our cash flows from operating, investing and financing activities for the periods indicated (in thousands):

	Three Months Ended
	March 31,
	2007	2006

Net cash provided by operating activities	$77,047	$24,003
Net cash used in investing activities	(58,193)	(88,148)
Net cash (used in) provided by financing activities	(43,942)	40,637

Net decrease in cash and cash equivalents	$(25,088)	$(23,508)

We require capital principally for the development of new restaurants, remodeling older restaurants and investments in technology, and we also use capital for acquisitions of franchisees and joint venture partners. We require capital to pay dividends to common stockholders (refer to additional discussion in the Dividend section of Management’s Discussion and Analysis of Financial Condition and Results of Operation). We also utilize capital to repurchase our common stock as part of an ongoing share repurchase program. Capital expenditures totaled approximately $315,235,000 for the year ended December 31, 2006 and approximately $55,003,000 and $85,769,000 during the first three months of 2007 and 2006, respectively. We either lease our restaurants under operating leases for periods ranging from five to 30 years (including renewal periods) or build free standing restaurants where it is cost effective.

Pursuant to our joint venture agreement for the development of Roy’s restaurants, RY-8, our joint venture partner, has the right to require us to purchase up to 25% of RY-8’s interests in the joint venture at anytime after June 17, 2004 and up to another 25% (total 50%) of its interest in the joint venture at anytime after June 17, 2009. Our purchase price would be equal to the fair market value of the joint venture as of the date that RY-8 exercised its put option multiplied by the percentage purchased.

In the first quarter of 2006, we implemented changes to our general manager partner program that are effective for all new general manager partner and chef partner employment agreements signed after March 1, 2006. Additionally, all managing partners currently under contract were given an opportunity to elect participation in the new plan. Upon completion of each five-year term of employment, the managing partner will participate in a deferred compensation program in lieu of receiving stock options under the historical plan. We will require the use of capital to fund this new Partner Equity Plan as each general managing partner earns a contribution and currently estimate funding requirements ranging from $20,000,000 to $25,000,000 in each of the first two years of the plan. Future funding requirements will vary significantly depending on timing of partner contracts, forfeiture rates and numbers of partner participants and may differ materially from estimates.

On November 5, 2006, we entered into a definitive agreement to be acquired by an investor group comprised of Bain Capital Partners, LLC, Catterton Partners and our founders Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon, for $40.00 per share in cash (the “Merger Consideration”). Our Board of Directors, on the unanimous recommendation of a Special Committee of independent directors, approved the merger agreement and recommended that our shareholders adopt the agreement.

The total transaction value, including assumed debt, is approximately $3.2 billion. In addition to that value, an estimated $400,000,000 in funding will be necessary to complete the merger, refinance existing indebtedness, pay fees and expenses and provide a source of funds for capital expenditures. The transaction is subject to approval of our shareholders (without consideration of the vote of our founders and managers investing in the acquisition) and customary closing conditions. The transaction is not subject to a financing condition.

On May 8, 2007, we announced that the special meeting of stockholders that had been called for May 8 to consider and vote upon the merger agreement was postponed until May 15, 2007. The meeting was postponed to permit the solicitation of additional votes.

After the effective time of the proposed merger, we will continue our current operations, except that we will cease to be an independent public company, and our common stock will no longer be traded on the New York Stock Exchange.

The merger agreement contains certain termination rights. The merger agreement provides that in certain circumstances, upon termination, we may be required to pay a termination fee of $25,000,000 to $45,000,000 and reimburse out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the merger agreement, up to a maximum of $7,500,000. Also under certain circumstances, upon termination, we may be entitled to receive a termination fee of $45,000,000.

Merger expenses of approximately $6,138,000 for the three months ended March 31, 2007 were included in the line item “General and administrative” expenses in our Consolidated Statements of Income and reflect primarily the professional service costs incurred in connection with the proposed merger transaction.

Credit Facilities

We have an uncollateralized $225,000,000 revolving credit facility that is scheduled to mature in June 2011. The line of credit permits borrowing at interest rates ranging from 45 to 65 basis points over the 30, 60, 90 or 180-day LIBOR (ranging from 5.32% to 5.35% at March 31, 2007 and ranging from 5.35% to 5.36% at December 31, 2006). At March 31, 2007, the unused portion of the line of credit was $91,000,000.

The credit agreement contains certain restrictions and conditions as defined in the agreement that require us to maintain consolidated net worth equal to or greater than consolidated total debt and to maintain a ratio of total consolidated debt to EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) equal to or less than 3.0 to 1.0. At March 31, 2007, we were in compliance with these debt covenants.

We also have a $40,000,000 line of credit that is scheduled to mature in June 2011. The line permits borrowing at interest rates ranging from 45 to 65 basis points over LIBOR for loan draws and 55 to 80 basis points over LIBOR for letter of credit advances. The credit agreement contains certain restrictions and conditions as defined in the agreement. At March 31, 2007, we were in compliance with these debt covenants. There were no draws outstanding on this line of credit as of March 31, 2007 and December 31, 2006. At March 31, 2007 and December 31, 2006, $25,040,000 and $25,072,000, respectively, of the line of credit was committed for the issuance of letters of credit as required by insurance companies that underwrite our workers’ compensation insurance and also, where required, for construction of new restaurants.

On October 12, 2006, we entered into a short-term uncollateralized line of credit agreement that has a maximum borrowing amount of $50,000,000 and an original maturity date of March 2007. On March 14, 2007, we amended the maturity date to May 30, 2007. The line permits borrowing at an interest rate 55 basis points over the LIBOR Market Index Rate at the time of each draw. The credit agreement contains certain restrictions and conditions as defined in the agreement. At March 31, 2007, we were in compliance with these debt covenants. There were no draws outstanding on this line of credit as of March 31, 2007 and December 31, 2006.

We have notes payable with banks bearing interest at rates ranging from 5.90% to 6.16% and from 5.27% to 6.29% at March 31, 2007 and December 31, 2006, respectively, to finance development of our restaurants in South Korea. The notes are denominated and payable in Korean won, with outstanding balances as of March 31, 2007 maturing at dates ranging from April 2007 to October 2007. As of March 31, 2007 and December 31, 2006, the combined outstanding balance was approximately $36,040,000 and $39,700,000, respectively. Certain of the notes payable are collateralized by lease and other deposits. At March 31, 2007 and December 31, 2006, collateralized notes totaled approximately $42,410,000 and $41,360,000, respectively. We have been pre-approved by these banks for additional borrowings of approximately $18,900,000 and $15,900,000 at March 31, 2007 and December 31, 2006, respectively.

Effective September 28, 2006, we established an uncollateralized note payable at a principal amount of 10,000,000,000 Korean won, which bears interest at 1.25% over the Korean Stock Exchange 3-month certificate of deposit rate (6.10% and 5.85% as of March 31, 2007 and December 31, 2006, respectively). The note is denominated and payable in Korean won and matures in September 2009. As of March 31, 2007 and December 31, 2006, the outstanding principle on this note was approximately $10,492,000 and $10,629,000, respectively. The note contains certain restrictions and conditions as defined in the agreement that require our Korean subsidiary to maintain a ratio of debt to equity equal to or less than 2.5 to 1.0 and to maintain a ratio of bank borrowings to total assets equal to or less than 0.4 to 1.0. At March 31, 2007, we were in compliance with these debt covenants.

We had notes payable with banks to finance the development of our restaurants in Japan (“Outback Japan”). The notes were payable to banks, collateralized by letters of credit and lease deposits of approximately $3,300,000 at December 31, 2006, and had an interest rate of 1.40% at December 31, 2006. The notes were denominated and payable in Japanese yen. As of December 31, 2006, the outstanding balance totaled approximately $5,114,000. The notes had been paid as of March 31, 2007.

In October 2003, Outback Japan established a revolving line of credit to finance the development of new restaurants in Japan and refinance certain notes payable. The line permitted borrowing up to a maximum of $10,000,000, contained certain restrictions and conditions as defined in the agreement and was scheduled to mature in June 2011. The line of credit permitted borrowing at interest rates ranging from 45 to 65 basis points over LIBOR. As of December 31, 2006, Outback Japan had borrowed approximately $9,096,000 on the line of credit at an average interest rate of 1.19%. As of March 31, 2007, borrowings under this line of credit had been paid.

In February 2004, Outback Japan established an additional revolving line of credit to finance the development of new restaurants in Japan and to refinance certain notes payable. The line permitted borrowing up to a maximum of $10,000,000 with interest of LIBOR divided by a percentage equal to 1.00 minus the Eurocurrency Reserve Percentage. The revolving line of credit contains certain restrictions and conditions as defined in the agreement. The line originally matured in December 2006, and Outback Japan amended it to extend the maturity of the line until the earlier of March 31, 2007 or the date on which the acquisition of us by the investor group is final (see Note 11 of Unaudited Notes to Consolidated Financial Statements included under Updated Financial Information). All other material provisions of the agreement remained the same. As of December 31, 2006, Outback Japan had borrowed approximately $3,921,000 on the line of credit at an average interest rate of 1.17%. As of March 31, 2007, borrowings under this line of credit had been paid.

As of March 31, 2007 and December 31, 2006, we had approximately $9,077,000 and $7,993,000, respectively, of notes payable at interest rates ranging from 2.07% to 7.25% and from 2.07% to 7.75%, respectively. These notes have been primarily issued for buyouts of general manager interests in the cash flows of their restaurants and generally are payable over five years.

Our primary source of credit is our uncollateralized revolving line of credit that permits borrowing up to $225,000,000. Based upon provisions of the line of credit agreement and operating data and outstanding borrowings as of and through March 31, 2007, the margin over LIBOR rates charged to us on future amounts drawn under the line will continue to be 0.125% higher than our base margin unless: (i) outstanding debt balances decrease by more than $101,200,000; or (ii) earnings before interest, taxes, depreciation, amortization and rent increase more than 10.8%. Furthermore, the margin over LIBOR rates charged to us on future amounts drawn under the line would increase by an additional 0.125% if: (i) outstanding debt balances increased by more than $132,900,000; or (ii) earnings before interest, taxes, depreciation, amortization and rent decreased more than 11.4%. In addition, based upon provisions of the line of credit agreement, availability of funds under the uncollateralized revolving line of credit would not be affected unless: (i) outstanding debt balances increased by more than $217,000,000; (ii) earnings before interest, taxes, depreciation, amortization and rent decreased more than 26.1%; or (iii) our net worth decreased approximately 17.3%.

Debt Guarantees

We are the guarantor of an uncollateralized line of credit that permits borrowing of up to $35,000,000 for a limited liability company, T-Bird Nevada, LLC (“T-Bird”), owned by a California franchisee. This line of credit bears interest at rates ranging from 50 to 90 basis points over LIBOR and matures in December 2008. We were required to consolidate T-Bird effective January 1, 2004 upon adoption of FIN 46R. The outstanding balance on the line of credit at March 31, 2007 and December 31, 2006 was approximately $32,583,000 and $32,083,000, respectively, and is included in our Unaudited Consolidated Balance Sheets as long-term debt. T-Bird uses proceeds from the line of credit for the purchase of real estate and construction of buildings to be operated as Outback Steakhouse restaurants and leased to our franchisees. According to the terms of the line of credit, T-Bird may borrow, repay, re-borrow or prepay advances at any time before the termination date of the agreement.

If a default under the line of credit were to occur requiring us to perform under the guarantee obligation, we have the right to call into default all of our franchise agreements in California and exercise any rights and remedies under those agreements as well as the right to recourse under loans T-Bird has made to individual corporations in California which own the land and/or building that is leased to those franchise locations. Events of default are defined in the line of credit agreement and include our covenant commitments under existing lines of credit. We are not the primary obligor on the line of credit and we are not aware of any non-compliance with the underlying terms of the line of credit agreement that would result in us having to perform in accordance with the terms of the guarantee.

We expect that our capital requirements through the end of 2007 will be met by cash flows from operations and, to the extent needed, advances on our lines of credit. If the proposed merger is approved by our shareholders, the terms of our credit agreements may change significantly, and we may have substantially more debt.

The consolidated financial statements also include the accounts and operations of our Roy’s consolidated venture in which we have a less than majority ownership. We consolidate this venture because we control the executive committee (which functions as a board of directors) through representation on the board by related parties, and we are able to direct or cause the direction of management and operations on a day-to-day basis. Additionally, the majority of capital contributions made by our partner in the Roy’s consolidated venture have been funded by loans to the partner from a third party where we are required to be a guarantor of the debt, which provides us control through our collateral interest in the joint venture partner’s membership interest. As a result of our controlling financial interest in this venture, it is included in our consolidated financial statements. The portion of income or loss attributable to the minority interests, not to exceed the minority interest’s equity in the subsidiary, is eliminated in the line item in our Unaudited Consolidated Statements of Income entitled “Elimination of minority interest.” All material intercompany balances and transactions have been eliminated.

We are the guarantor of an uncollateralized line of credit that permits borrowing of up to a maximum of $24,500,000 for our joint venture partner, RY-8, Inc. (“RY-8”), in the development of Roy’s restaurants. The line of credit originally expired in December 2004 and was renewed twice with a termination date in June 2007. According to the terms of the credit agreement, RY-8 may borrow, repay, re-borrow or prepay advances at any time before the termination date of the agreement. On the termination date of the agreement, the entire outstanding principal amount of the loan then outstanding and any accrued interest is due. At March 31, 2007 and December 31, 2006, the outstanding balance on the line of credit was approximately $24,355,000 and $24,349,000, respectively.

RY-8’s obligations under the line of credit are unconditionally guaranteed by us and Roy’s Holdings, Inc. (“RHI”). If an event of default occurs (as defined in the agreement, and including our covenant commitments under existing lines of credit), then the total outstanding balance, including any accrued interest, is immediately due from the guarantors. At March 31, 2007, we were in compliance with the debt covenants.

If an event of default occurs and RY-8 is unable to pay the outstanding balance owed, we would, as guarantor, be liable for this balance. However, in conjunction with the credit agreement, RY-8 and RHI have entered into an Indemnity Agreement and a Pledge of Interest and Security Agreement in favor of OSI Restaurant Partners, Inc. These agreements provide that if we are required to perform our obligation as guarantor pursuant to the credit agreement, then RY-8 and RHI will indemnify us against all losses, claims, damages or liabilities which arise out of or are based upon our guarantee of the credit agreement. RY-8’s and RHI’s obligations under these agreements are collateralized by a first priority lien upon and a continuing security interest in any and all of RY-8’s interests in the joint venture.

We are the guarantor of up to $17,585,000 of $68,000,000 in bonds issued by Kentucky Speedway, LLC (“Speedway”). Speedway is an unconsolidated affiliate in which we have a 22.5% equity interest and for which we operate catering and concession facilities. Payments on the bonds began in December 2003 and will continue according to a redemption schedule with final maturity in December 2022. The bonds have a put feature that allows the lenders to require full payment of the debt on or after June 2011. At March 31, 2007 and December 31, 2006, the outstanding balance on the bonds was approximately $63,300,000. Our guarantee will proportionally decrease as payments are made on the bonds.

As part of the guarantee, we and other Speedway equity owners are obligated to contribute, either as equity or subordinated debt, any amounts necessary to maintain Speedway’s defined fixed charge coverage ratio. We are obligated to contribute 27.78% of such amounts. Speedway has not yet reached its operating break-even point. Since the initial investment, we have made additional working capital contributions and loans to this affiliate in payments totaling $5,503,000. We did not make any additional working capital contributions or loans during the three months ended March 31, 2007, and we loaned $1,867,000 during 2006. In addition, based on current operating performance, we anticipate making additional contributions in 2007 of approximately $1,500,000 to $2,000,000. This affiliate is expected to incur further operating losses at least through 2007.

Each guarantor has unconditionally guaranteed Speedway’s obligations under the bonds not to exceed its maximum guaranteed amount. Our maximum guaranteed amount is $17,585,000. If an event of default occurs as defined by the amended guarantee, or if the lenders exercise the put feature, the total outstanding amount on the Bonds, plus any accrued interest, is immediately due from Speedway and each guarantor would be obligated to make payment under its guaranty up to its maximum guaranteed amount.

In June 2006, in accordance with FIN 45, we recognized a liability of $2,495,000, representing the estimated fair value of the guarantee and a corresponding increase to the investment in Speedway, which is included in the line item entitled “Investments In and Advances to Unconsolidated Affiliates, Net” in our Unaudited Consolidated Balance Sheets. Prior to the June 2006 modifications, the guarantee was not subject to the recognition or measurement requirements of FIN 45 and no liability related to the guarantee was recorded at December 31, 2005 or any prior period.

Our Korean subsidiary is the guarantor of debt owed by landlords of two of our Outback Steakhouse restaurants in Korea. We are obligated to purchase the building units occupied by our two restaurants in the event of default by the landlords on their debt obligations, which were approximately $1,400,000 and $1,500,000 as of March 31, 2007 and December 31, 2006. Under the terms of the guarantees, our monthly rent payments are deposited with the lender to pay the landlords’ interest payments on the outstanding balances. The guarantees are in effect until the earlier of the date the principal is repaid or the entire lease term of ten years for both restaurants, which expire in 2014 and 2016. The guarantees specify that upon default the purchase price would be a maximum of 130% of the landlord’s outstanding debt for one restaurant and the estimated legal auction price for the other restaurant, approximately $1,900,000 and $2,300,000, respectively, as of March 31, 2007 and December 31, 2006. If we were required to perform under either guarantee, we would obtain full title to the corresponding building unit and could liquidate the property, each having an estimated fair value of approximately $2,900,000. As a result, we have not recognized a liability related to these guarantees in accordance with FIN 45. We have various depository and banking relationships with the lender, including several outstanding notes payable.

We are not aware of any non-compliance with the underlying terms of the borrowing agreements for which we provide a guarantee that would result in us having to perform in accordance with the terms of the guarantee.

Income Taxes

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for and disclosure of uncertainty in tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition associated with tax positions. Effective January 1, 2007, we adopted the provisions of FIN 48 (see Note 10 of Unaudited Notes to Consolidated Financial Statements included under Updated Financial Information).

Share Repurchase

On July 26, 2000, our Board of Directors authorized the repurchase of up to 4,000,000 shares of our common stock, with the timing, price, quantity and manner of the purchases to be made at the discretion of management, depending upon market conditions. In addition, the Board of Directors authorized the repurchase of shares on a regular basis to offset shares issued as a result of stock option exercises. On July 23, 2003, our Board of Directors extended both the repurchase authorization for an additional 2,500,000 shares of our common stock, and the authorization to offset shares issued as a result of stock option exercises. We will fund the repurchase program with available cash and bank credit facilities. On February 13, 2006, our Board of Directors authorized the repurchase of an additional 1,500,000 shares and authorized the continued repurchase of shares on a regular basis to offset shares issued as a result of stock option exercises and as restricted shares vest and become dilutive. During the period from the authorization date through March 31, 2007, approximately 10,398,000 shares of our common stock have been issued as the result of stock option exercises. As of March 31, 2007, under these authorizations we have repurchased approximately 15,415,000 shares of our common stock for approximately $552,057,000. No share repurchases were made in the quarter ended March 31, 2007.

Dividends

Our Board of Directors authorized the following dividends during 2006 and 2007:

Declaration	Record	Payable	Amount per Share
Date	Date	Date	of Common Stock

January 24, 2006	February 17, 2006	March 3, 2006	$0.13
April 25, 2006	May 19, 2006	June 2, 2006	0.13
July 25, 2006	August 18, 2006	September 1, 2006	0.13
October 24, 2006	November 17, 2006	December 1, 2006	0.13
January 23, 2007	February 16, 2007	March 2, 2007	0.13

Recently Issued Financial Accounting Standards

In June 2006, the EITF reached a consensus on EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”), which requires the application of the provisions of SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” to endorsement split-dollar life insurance arrangements. This would require recognition of a liability for the discounted future benefit obligation owed to an insured employee by the insurance carrier. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. We may have certain policies subject to the provisions of EITF 06-4 and are currently evaluating the impact that EITF 06-4 would have on our financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact that SFAS No. 157 will have on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the effect that adoption of this statement will have on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from changes in interest rates on debt, changes in foreign currency exchange rates and changes in commodity prices.

Our exposure to interest rate fluctuations is limited to our outstanding bank debt. At March 31, 2007, outstanding borrowings under our revolving lines of credit bear interest at 45 to 65 basis points over the 30, 60, 90 or 180-day London Interbank Offered Rate. The weighted average effective interest rate on the $134,000,000 outstanding balance under these lines at March 31, 2007 was 5.87%. Notes payable of approximately $46,532,000 to South Korean banks bear interest at rates ranging from 5.90% to 6.16% at March 31, 2007. Our Japanese lines of credit and notes payable had been paid as of March 31, 2007.

At March 31, 2007 and December 31, 2006, our total debt, excluding consolidated guaranteed debt, was approximately $194,534,000 and $235,378,000, respectively. Should interest rates based on our average borrowings through March 31, 2007 increase by one percentage point, our estimated annual interest expense would increase by approximately $2,498,000 over amounts reported for the three months ended March 31, 2007.

Our exposure to foreign currency exchange fluctuations relates primarily to our direct investment in restaurants in South Korea, Hong Kong, Japan, the Philippines and Brazil, our outstanding debt to South Korean banks of approximately $46,532,000 at March 31, 2007 and to our royalties from international franchisees. We do not use financial instruments to hedge foreign currency exchange rate changes. Our investments in these countries totaled approximately $41,015,000 and $42,211,000 as of March 31, 2007 and December 31, 2006, respectively.

Many of the ingredients used in the products sold in our restaurants are commodities that are subject to unpredictable price volatility. Although we attempt to minimize the effect of price volatility by negotiating fixed price contracts for the supply of key ingredients, there are no established fixed price markets for certain commodities such as produce and wild fish, and we are subject to prevailing market conditions when purchasing those types of commodities. Other commodities are purchased based upon negotiated price ranges established with vendors with reference to the fluctuating market prices. The related agreements may contain contractual features that limit the price paid by establishing certain price floors and caps. Extreme changes in commodity prices and/or long-term changes could affect our financial results adversely, although any changes in commodity prices would affect our competitors at about the same time as us. We expect that in most cases increased commodity prices could be passed through to our consumers via increases in menu prices. However, if there is a time lag between the increasing commodity prices and our ability to increase menu prices or, if we believe the commodity price increase to be short in duration and we choose not to pass on the cost increases, our short-term financial results could be negatively affected. Additionally, from time to time, competitive circumstances could limit menu price flexibility, and in those cases margins would be negatively impacted by increased commodity prices.

Our restaurants are dependent upon energy to operate and are impacted by changes in energy prices, including natural gas. We utilized derivative instruments to mitigate our exposure to material increases in natural gas prices between November 2006 and October 2007. We are not applying hedge accounting, as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and any changes in fair value of the derivative instruments are marked-to-market through earnings in the period of change. The effects of these derivative instruments were immaterial to our financial statements for all periods presented.

In addition to the market risks identified above and to the risks discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we are subject to business risk as our beef supply is highly dependent upon five vendors. We currently purchase approximately 65% of our beef from two beef suppliers. If these vendors were unable to fulfill their obligations under their contracts, we would encounter supply shortages and incur higher costs to secure adequate supplies.

This market risk discussion contains forward-looking statements. Actual results may differ materially from the discussion based upon general market conditions and changes in domestic and global financial markets.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “OSI.” The following table sets forth the high and low sales prices of shares for, and the cash dividends declared on our common stock during, each of the quarterly periods presented.

			Dividends
2007	High	Low	Declared

2007 Second Quarter (through May 21, 2007)	$41.35	$39.40	$—
First Quarter	$41.55	$38.96	$0.13
2006 Fourth Quarter	$40.55	$31.33	$0.13
Third Quarter	$34.93	$27.30	$0.13
Second Quarter	$44.10	$33.90	$0.13
First Quarter	$48.28	$38.34	$0.13
2005 Fourth Quarter	$42.03	$34.45	$0.13
Third Quarter	$46.75	$35.54	$0.13
Second Quarter	$46.35	$40.34	$0.13
First Quarter	$47.75	$43.30	$0.13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the number of shares of our common stock beneficially owned as of March 28, 2007 (unless otherwise indicated), by:

•	each person who is known to us to be the beneficial owner of more than five percent of our common stock;

•	each director and director emeritus;

•	our chief executive officer at the end of our last completed fiscal year and our four most highly compensated executive officers who were serving as executive officers at the end of our last completed fiscal year; and

•	all current directors and executive officers as a group.

Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares noted below. The business address of each individual listed below is c/o OSI Restaurant Partners, Inc. 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607. The beneficial ownership percentages reflected in the table below are based on 75,520,662 shares of our common stock outstanding as of March 28, 2007:

		Amount
		Beneficially	Percent of
Name of Beneficial Owner	Position	Owned(1)	Class

Chris T. Sullivan(2)	Chairman of the Board of Directors	2,442,612	3.2%
Robert D. Basham(3)	Director	4,328,204	5.7%
J. Timothy Gannon(4)	Director Emeritus	641,663	*
A. William Allen III(5)	Chief Executive Officer & Director	650,000	*
Paul E. Avery(6)	Chief Operating Officer	726,700	*
John A. Brabson, Jr.(7)(8)	Director	36,034	*
W. R. Carey, Jr.(8)	Director	0	*
Michael W. Coble(9)	President of Outback Steakhouse International, Inc.	40,000	*
Debbi Fields(8)	Director	625	*
Gen. (Ret) Tommy Franks(8)(10)	Director	2,603	*
Thomas A. James(11)	Director	53,508	*
Joseph J. Kadow(12)	Executive Vice President, Chief Officer — Legal and Corporate Affairs and Secretary	195,000	*
Dirk A. Montgomery(13)	Senior Vice President and Chief Financial Officer	100,000	*
Lee Roy Selmon(8)	Director	0	*
Steven T. Shlemon(14)	President of Carrabba’s Italian Grill, Inc.	76,008	*
Jeffrey S. Smith(15)	President of Outback Steakhouse of Florida, Inc.	20,621	*
Toby S. Wilt(8)(16)	Director	75,000	*
Capital Research and Management Company(17)		6,901,500	9.1%
FMR Corp.(18)		6,092,880	8.1%
Lord, Abbett & Co. LLC(19)		5,251,540	7.0%
OSI Investors as a group (7 persons)(20)		9,084,179	11.9%

All directors and executive officers as a group (17 persons)(21)		8,829,483	11.4%

*	Less than one percent.

(1)	The named stockholders have sole voting and dispositive power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.

(2)	Includes 2,434,990 shares owned by CTS Equities, Limited Partnership, an investment partnership (“CTSLP”). Mr. Sullivan is a limited partner of CTSLP and the sole member of CTS Equities, LLC, the sole general partner of CTSLP. CTSLP has pledged 2,434,990 of its shares as collateral for a loan.

(3)	Includes 2,886,878 shares owned by RDB Equities, Limited Partnership, an investment partnership (“RDBLP”). Mr. Basham is a limited partner of RDBLP and the sole member of RDB Equities, LLC, the sole general partner of RDBLP. RDBLP has pledged 1,526,301 of its shares as collateral for a loan. Also includes 1,441,326 shares owned by the Robert D. Basham Revocable Trust of 1992, of which Mr. Basham is the sole beneficiary, all of which shares are pledged as collateral for a loan.

(4)	Includes 325,810 shares over which Mr. Gannon has shared voting and dispositive power. All of the shares that Mr. Gannon may be deemed to beneficially own are owned by JTG Equities, Limited Partnership, a Nevada limited partnership (“JTGLP”). Mr. Gannon is a limited partner in JTGLP and the sole member of JTG Equities, LLC, the sole general partner of JTGLP. JTGLP has pledged 315,853 of its shares as collateral for loans.

(5)	Includes 300,000 shares of restricted stock that vest as follows: (i) 90,000 shares vest on December 31, 2009; except that if, on December 31, 2009 the market capitalization of OSI exceeds $6.06 billion, an additional 30,000 shares will vest; (ii) 90,000 shares vest on December 31, 2011; except that if, on December 31, 2011, the market capitalization of OSI exceeds $8.06 billion, an additional 30,000 shares will vest; and (iii) all remaining shares vest on December 31, 2014; and 150,000 shares of restricted stock will vest as follows: (i) 75,000 shares vest on December 31, 2009; and (ii) 75,000 shares vest on December 31, 2011. Does not include 300,000 shares subject to stock options that are not exercisable within 60 days of March 28, 2007.

(6)	Includes (i) 83,000, 200,000, 300,000 and 120,000 shares subject to stock options that Mr. Avery currently has the right to acquire at exercise prices of $15.00, $24.94, $28.06 and $34.12 per share, respectively and (ii) 5,600 shares held by the Avery Family Foundation of which Mr. Avery has shared voting power. Does not include 180,000 shares subject to stock options that are not exercisable within 60 days of March 28, 2007.

(7)	Includes 15,003 shares subject to stock options that Mr. Brabson currently has the right to acquire at an exercise price of $38.42 per share.

(8)	Does not include share equivalents representing value of shares held under the Directors’ Deferred Compensation and Stock Plan, as amended.

(9)	Includes 40,000 shares subject to stock options that Mr. Coble currently has the right to acquire at an exercise price of $28.06 per share.

(10)	Includes 1,923 shares of restricted stock that vest in five annual installments beginning on April 27, 2006, in the respective amounts of 480 shares, 480 shares, 480 shares, 480 shares and 483 shares.

(11)	Includes 45,000 shares subject to stock options that Mr. James currently has the right to acquire at an exercise price of $30.60 per share.

(12)	Includes 100,000 and 20,000 shares subject to stock options that Mr. Kadow currently has the right to acquire at exercise prices of $24.875 and $28.39 per share, respectively. Also includes (i) 50,000 shares of restricted stock that vest in three annual installments beginning on October 26, 2008, in the respective amounts of 10,000 shares, 10,000 shares and 30,000 shares and (ii) 25,000 shares of restricted stock that vest in three annual installments beginning on October 26, 2008, in the respective amounts of 5,000 shares, 5,000 shares and 15,000 shares. Does not include 105,000 shares subject to stock options that are not exercisable within 60 days of March 28, 2007.

(13)	Includes 100,000 shares of restricted stock of which 50,000 vest on the fifth anniversary of his employment, or November 1, 2010; except that if, on November 1, 2010, the market capitalization of OSI exceeds $6 billion, an additional 10,000 shares will vest, and the balance of the shares vest on the seventh anniversary of his employment, or November 1, 2012.

(14)	Includes 1,608 shares owned by Mr. Shlemon as custodian for a minor child.

(15)	Includes 10,000 shares subject to stock options that Mr. Smith currently has the right to acquire at an exercise price of $28.39.

(16)	Includes 45,000 shares subject to stock options that Mr. Wilt currently has the right to acquire at an exercise price of $15.00 per share.

(17)	Based on a Schedule 13G/A filed by Capital Research and Management Company, a Delaware corporation (“CRMC”), with the SEC on February 12, 2007, reflecting beneficial ownership as of December 29, 2006. These shares are owned by various investment companies for which CRMC serves as investment advisor with power to direct investments. CRMC has sole power to vote 3,181,500 of the shares, has shared voting power with respect to no shares and has sole dispositive power with respect to all shares. The business address of CRMC is 333 South Hope Street, Los Angeles, California 90071.

(18)	Based on a Schedule 13G/A filed by FMR Corp., a Delaware corporation, with the SEC on February 14, 2006, reflecting beneficial ownership as of December 31, 2005. Includes (i) 5,837,940 shares beneficially owned by Management & Research Company; (ii) 50,500 shares beneficially owned by Fidelity Management Trust Company; (iii) 203,840 shares beneficially owned by Fidelity International Limited and (iv) 600 shares beneficially owned by Strategic Advisers, Inc. FMR Corp. has the sole power to dispose of all 6,092,880 shares. The business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(19)	Based on a Schedule 13G filed by Lord, Abbett & Co. LLC, a Delaware corporation, with the SEC on February 14, 2007, reflecting beneficial ownership as of December 29, 2006. Lord, Abbett & Co. LLC has the sole power to vote or direct the vote of 5,023,540 shares and has the sole power to dispose of all 5,251,540 shares. The business address of Lord, Abbett & Co. LLC is 90 Hudson Street Jersey City, New Jersey 07302.

(20)	Filed as a group with the Securities Exchange Commission on Schedule 13E-3 dated January 17, 2007. Includes 823,000 shares of common stock which may be acquired upon the exercise of stock options. Does not include options to purchase 585,000 shares of common stock that are not exercisable within 60 days of March 28, 2007.

(21)	Includes 968,003 shares of common stock which may be acquired upon the exercise of stock options. Does not include options to purchase 585,000 shares of common stock that are not exercisable within 60 days of March 28, 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, NY 10005.

Any person, including any beneficial owner, to whom this supplement is delivered may request copies of this supplement, the definitive proxy statement and any other information concerning us, without charge, by written or telephonic request directed to us at OSI Restaurant Partners, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607, Attention: Investor Relations, Telephone: (813) 282-1225. Information concerning us can also be obtained through our website (www.osirestaurantpartners.com) or from the SEC through the SEC’s website at the address provided above. This information contained on our website is not part of, or incorporated into, this supplement or the definitive proxy statement. If you would like to request documents, please do so by May 29, 2007 in order to receive them before the special meeting.

This supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction.

No persons have been authorized to give any information or to make any representations other than those contained in this supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This supplement is dated May 23, 2007. You should not assume that the information contained in this supplement is accurate as of any date other than that date, and the mailing of this supplement to stockholders shall not create any implication to the contrary.

ANNEX A

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

AMENDMENT, dated as of May 21, 2007 (this “Amendment”), among Kangaroo Holdings, Inc., a Delaware corporation (“Parent”), Kangaroo Acquisition, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and OSI Restaurant Partners, Inc., a Delaware corporation (the “Company”), to the Agreement and Plan of Merger, dated as of November 5, 2006 (the “Merger Agreement”), among Parent, Merger Sub and the Company. Unless otherwise specifically defined in this Amendment, each capitalized term used in this Amendment shall have the meaning assigned to such term in the Merger Agreement.

WHEREAS, Section 8.11 of the Merger Agreement provides that the Merger Agreement may be amended in a writing signed by the Company (acting through the Special Committee), Parent and Merger Sub;

WHEREAS, the Special Committee has determined, and the Board of Directors has determined, that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Amendment, and each of the Special Committee and the Board of Directors has, as of the date of this Amendment, approved and adopted this Amendment, and recommended adoption of the Merger Agreement, as amended by this Amendment, by the stockholders of the Company;

WHEREAS, the board of directors of Merger Sub has approved and adopted this Amendment;

WHEREAS, the board of directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case, have approved and adopted this Amendment; and

WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained in this Amendment, and intending to be legally bound, Parent, Merger Sub and the Company agree as follows:

1. Amendment to Section 1.2.  Section 1.2 of the Merger Agreement is amended by restating Section 1.2 in its entirety to read as follows:

“The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 9:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the seventh business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the “Satisfaction Date”), or at such other place, date and time as the Company and Parent may agree in writing.”

2. Amendment to Section 2.1(a).  Section 2.1(a) of the Merger Agreement is amended by replacing the phrase “$40.00 in cash (the “Merger Consideration”)” with the phrase “$41.15 in cash (the “Merger Consideration”)”.

3. Amendment to Section 3.17.  Section 3.17 of the Merger Agreement is amended by restating Section 3.17 in its entirety to read as follows:

“On November 5, 2006, the Special Committee received the separate opinions of Wachovia Securities LLC and Piper Jaffray & Co. (the “Advisors”) to the effect that, as of such date, the $40 per Share in cash to be received by the holders of the Company Common Stock (other than Participating Holders) pursuant to the Merger Agreement (as in effect on November 5, 2006) was fair to such holders from a financial point of view. On May 21, 2007, the Special Committee received an opinion of Wachovia Securities LLC to the effect that, as of such date, the $41.15 per Share in cash to be received by the holders of the Company Common Stock (other than Participating Holders) pursuant to the Merger Agreement (upon giving effect this Amendment) is fair to such holders from a financial point of view. An executed copy of each such opinion has been made available to Parent. The Company has been authorized by the Advisors to permit the inclusion in full of each such opinion in the Proxy Statement (including any supplement). As of the date of this Agreement, no such opinion has been withdrawn, revoked or modified.”

4. Amendment to Section 6.1(a).  Section 6.1(a) of the Merger Agreement is amended by restating Section 6.1(a) in its entirety to read as follows:

“The Company shall have obtained both (i) the Company Stockholder Approval and (ii) the affirmative vote of the holders, as of the record date, of a majority of the number of shares of Company Common Stock held by holders that are not Participating Holders, voting together as a single class, to adopt the Agreement and the Merger.”

5. Amendment to Section 7.1(b).  Section 7.1(b) of the Merger Agreement is amended by replacing the phrase “on or before April 30, 2007 (the “End Date”)” with the phrase “on or before 5:00 p.m. New York City time on June 19, 2007 (the “End Date”)”.

6. Amendment to Section 7.1(h).  Section 7.1(h) of the Merger Agreement is amended by restating Section 7.1(h) in its entirety to read as follows:

“by the Company, if Parent does not (i) satisfy the condition set forth in Section 6.2(d) within seven (7) business days after notice by the Company to Parent that the conditions set forth in Sections 6.1 and 6.3 are satisfied (or, upon an immediate Closing, would be satisfied as of such Closing) and (ii) proceed immediately thereafter to give effect to a Closing; provided, however, that the Company shall not deliver such notice prior to June 8, 2007;”

7. Dividend.  Notwithstanding anything in Section 5.1(b)(i)(B) of the Merger Agreement to the contrary, from the date of this Amendment through the earlier of the Closing Date and the End Date, the Company agrees that it shall not declare, announce or pay a regular quarterly cash dividend on the Company Common Stock.

8. Financing.  Parent has delivered to the Company the executed amendment to the Debt Commitment Letter attached as Annex A, and the Company consents to such amendment of the Debt Commitment Letter. The Debt Commitment Letter, as so amended, shall be deemed to be the “Debt Commitment Letter” referred to in the Merger Agreement and the commitment of the parties thereto to provide the amount of debt financing set forth therein to Parent shall be deemed to be the “Debt Financing” referred to in the Merger Agreement. For the avoidance of doubt, Sections 4.5 and 5.11 of the Merger Agreement shall apply mutatis mutandis to this Amendment, the Debt Commitment Letter and Debt Financing, and the Merger Agreement as amended by this Amendment.

9. Miscellaneous Provisions.

(a) Company Shareholder Meeting.  The parties acknowledge and agree that the Company Meeting shall be convened on May 25, 2007, but shall at such time be adjourned until June 5, 2007 to provide OSI’s stockholders with additional time to consider the modifications to the Merger and the Merger Agreement effectuated by this Amendment, including the revised Merger Consideration.

(b) No Further Amendment.  Except as expressly amended by this Amendment, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, representations, warranties, covenants and provisions thereof shall remain in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein or the Company Disclosure Letter or any of the documents referred to therein or otherwise affect or operate as a waiver or relinquishment of any of the rights of any party under any of them. Except as expressly amended by this Amendment, this Amendment does not constitute a waiver of any condition or other provision of the Merger Agreement.

(c) Effect of Amendment.  This Amendment shall form a part of the Merger Agreement for all purposes, and Parent, Merger Sub and the Company shall be bound by this Amendment. From and after the execution of this Amendment by Parent, Merger Sub and the Company, any reference to the Merger Agreement or the Company Disclosure Letter shall be deemed a reference to the Merger Agreement or the Company Disclosure Letter as amended, respectively, by this Amendment.

(d) Representations and Warranties of the Company.  The Company represents and warrants that (i) it has the corporate power and authority to execute and deliver this Amendment and, subject to the receipt of the Company Stockholder Approval, to perform its obligations hereunder; (ii) the execution, delivery and performance by the Company of this Amendment have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings other than those previously taken or conducted on the part of the

Company are necessary to approve and authorize this Amendment; (iii) the execution and delivery of this Amendment and the consummation of the transactions contemplated hereby does not (except as described in Section 3.3(b) of the Merger Agreement) conflict with or result in the violation of (x) any provision of the certificate of incorporation or equivalent organizational document, in each case, as amended of the Company or its Subsidiaries or (y) conflict with or violate any applicable Laws, except in the case of clause (y) any such violation or conflict that would not have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) the Special Committee has unanimously determined, and the Board of Directors has determined, that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Amendment, and each of the Special Committee and the Board of Directors has, as of the date of this Amendment, approved and adopted this Amendment, and recommended adoption of the Merger Agreement, as amended by this Amendment, by the stockholders of the Company. This Amendment has been duly and validly executed and delivered by the Company and, assuming this Amendment constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(e) Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub represent and warrant that (i) each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated by this Amendment; (ii) the execution, delivery and performance by Parent and Merger Sub of this Amendment have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, including approval and authorization of the Merger and the other transactions contemplated by the Merger Agreement by the Boards of Directors or comparable governing body of each of Parent and Merger Sub; (iii) no other corporate proceedings (including no shareholder action) other than those previously taken or conducted on the part of Parent and Merger Sub, as applicable, are necessary to approve and authorize this Amendment. This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Amendment constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms; and (iv) the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby does not (except as described in Section 4.2(b) of the Merger Agreement) (x) conflict with or result on any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case, as amended, of Parent or its Subsidiaries or (y) conflict with or violate any applicable Laws, other than in the case of clause (y), any such violation or conflict, which would not have, individually or in the aggregate a Parent Material Adverse Effect.

(f) Other Miscellaneous Terms.  The provisions of Article X (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be duly executed and delivered as of the date first written above.

Kangaroo Holdings, Inc.
By:
/s/  Andrew Balson
Name: Andrew Balson
Title: President

Kangaroo Acquisition, Inc.
By:
/s/  Andrew Balson
Name: Andrew Balson
Title: President

OSI Restaurant Partners, Inc.
By:
/s/  Toby S. Wilt
Name: Toby S. Wilt
Title: Director

ANNEX B
(WACHOVIA LETTERHEAD)

Special Committee of the Board of Directors
OSI Restaurant Partners, Inc.
2202 North West Shore Boulevard
Suite 500
Tampa, FL 33607

May 21, 2007

Ladies and Gentlemen:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to the holders of Company Common Shares, par value $0.01 per share (the “Company Common Shares”), of OSI Restaurant Partners, Inc., a Delaware corporation (the “Company”), of the Merger Consideration (as hereinafter defined) to be received by the holders of Company Common Shares pursuant to that certain Agreement and Plan of Merger, dated as of November 5, 2006 (the “Merger Agreement”), as proposed to be amended by the Amendment to Agreement and Plan of Merger dated May 21, 2007 (together, the “Amended Agreement”), by and among the Company, Kangaroo Holdings, Inc., a Delaware corporation (“Parent”) and Kangaroo Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“MergerSub”, and together with Parent, the “Buyer Parties”). This opinion does not address the fairness of the consideration to be received by certain members of management and the Board of Directors of the Company (the “Participating Holders”) who are referred to on Schedule A of the Merger Agreement.

Pursuant to the terms of the Amended Agreement, the Company will be merged with and into Merger Sub and the separate existence of the Company will thereupon cease and the Company will be the entity surviving such merger (the “Merger”). Pursuant to the Merger, each Company Common Share (other than those owned by Merger Sub and any subsidiary of the Company which will be cancelled in accordance with the terms of the Agreement and other than those held by the Participating Holders) will be converted into, and cancelled in exchange for, the right to receive an amount in cash equal to $41.15 (the “Merger Consideration”), other than certain Participating Holders.

In arriving at our opinion, we have, among other things:

•	Reviewed a draft of the Amended Agreement dated May 21, 2007.

•	Reviewed certain publicly available business, financial and other information regarding the Company.

•	Reviewed certain business, financial and other information regarding the Company and its prospects that was furnished to us by management of the Company, and have discussed with management of the Company this information as well as the business, past and current operations, financial condition and future prospects of the Company, including internal financial forecasts of the Company prepared by the management of the Company, and the risks and uncertainties of the Company continuing to pursue an independent strategy.

•	Reviewed the current and historical market prices and trading activity of the Company Common Shares.

•	Compared certain business, financial and other information regarding the Company with similar information regarding certain other publicly traded companies that we deemed to be relevant.

•	Compared the proposed financial terms of the Amended Agreement with the financial terms of certain other business combinations and transactions that we deemed to be relevant.

•	Participated in discussions and negotiations among representatives of the Company and Parent, and their respective financial and legal advisors.

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•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that we deemed to be relevant.

In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information we have obtained and reviewed for the purpose of our opinion, and we have not assumed any responsibility for any independent verification of such information. We have relied upon assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information about the Company inaccurate or misleading. With respect to the Company’s financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the expected future financial performance of the Company. We have discussed such forecasts and estimates, as well as the assumptions upon which they are based, with management of the Company, but we assume no responsibility for and express no view as to the Company’s financial forecasts or the assumptions upon which they are based. In arriving at our opinion, we have not conducted any physical inspection of the facilities of the Company and have not made or been provided with any evaluations or appraisals of the assets or liabilities of the Company. Our investigation in connection with rendering this opinion is limited to whether the Merger Consideration to be received by the holders of the Company Common Shares (other than the Participating Holders) pursuant to the Merger is fair to such holders (other than the Participating Holders), from a financial point of view. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company and the transactions contemplated by the Amended Agreement.

In rendering our opinion, we have assumed that the transactions contemplated by the Amended Agreement will be consummated on the terms described in the Amended Agreement, without waiver of any material terms or conditions. Our opinion is necessarily based on economic, market, financial and other conditions as they exist on and can be evaluated as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render financial advisory services, including the rendering of this opinion, to the Special Committee of the Board of Directors of the Company in connection with the transactions contemplated by the Amended Agreement and will receive a fee for rendering our opinion and an additional fee for such services, a significant portion of which is contingent upon the consummation of the transactions contemplated by the Agreement. In addition, the Company has agreed to reimburse Wachovia Securities’ expenses and indemnify us against certain liabilities that may arise out of this engagement. Wachovia Securities and our affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business for which we receive customary fees. In the past, we have provided certain banking services to the Company for which we have been paid fees. For the lending and banking services currently being provided by affiliates of Wachovia Securities to the Company such affiliates have received compensation (excluding interest payments) of approximately $700,000 in 2006 and an amount which is not available for 2005. For the loans and guarantees currently outstanding to executives and board members of the Company, affiliates of Wachovia Securities received no material compensation (excluding interest expenses) in 2006 and insufficient information is available for 2005. In addition, Wachovia Insurance Services, an affiliate of Wachovia Securities, provides full outsourced risk management services for the Company. For such services, Wachovia Insurance Services received compensation of approximately $3.6 million in 2006 and approximately $3.4 million in 2005. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities (including derivative securities) of the Company and certain affiliates of the Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Wachovia Securities has executed advisory and financing transactions on behalf of portfolio companies of Bain Capital, LLC (“Bain”) as well as, in certain instances, investor groups which included affiliates of Bain Capital, and executed financing transactions on behalf of investor groups including Catterton Partners (“Catterton”) and its affiliates. For rendering these services (all of which were unrelated to this transaction), these portfolio companies of Bain Capital and such investor groups including affiliates of Bain Capital made payments to Wachovia Securities totaling approximately $2 million in 2005, and $25 million in 2006, and the investor groups including Catterton and its affiliates made payments to Wachovia Securities of less than approximately $50,000 in 2005 and approximately $500,000 in 2006. Wachovia is not a limited partner in the funds of Bain or Catterton.

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It is understood that our opinion is directed for the information and use of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Amended Agreement. We also understand that our opinion may be provided to the Board of Directors of the Company for its information and use in connection with its consideration of the transactions contemplated by the Amended Agreement. Our opinion does not address the relative merits of the transactions contemplated by the Amended Agreement compared with other business strategies that have been considered by the Company’s management or Board of Directors and does not address the underlying decision by the Company to enter into the Amended Agreement and does not and shall not constitute a recommendation to any holder of the Company Common Shares as to how such holder should vote in connection with the transactions contemplated by the Amended Agreement. We have not considered for the purposes of our opinion the prices at which the Company Common Shares will trade following the announcement of the Merger or the Amended Agreement.

Based upon and subject to the foregoing, and other factors we deem to be relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Shares (other than the Participating Holders) pursuant to the Agreement is fair, from a financial point of view, to such holders (other than Participating Holders).

Very truly yours,

(-s- Wachovia Capital Markets, LLC)

WACHOVIA CAPITAL MARKETS, LLC

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